     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 ROCKSHOX, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          3751                  77-0396555
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                               401 CHARCOT AVENUE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 435-7469
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 STEPHEN SIMONS
                                   PRESIDENT
                                 ROCKSHOX, INC.
                               401 CHARCOT AVENUE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 435-7469
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------
                                    COPY TO:

        Michael A. Woronoff, Esq.                      Sandra A. Golze, Esq.                       Gregory K. Miller, Esq.
   Skadden, Arps, Slate, Meagher & Flom        McCutchen, Doyle, Brown & Enersen, LLP                  Latham & Watkins
    300 South Grand Avenue, Suite 3400                Three Embarcadero Center                505 Montgomery Street, Suite 1900
      Los Angeles, California 90071             San Francisco, California 94111-4066           San Francisco, California 94111
              (213) 687-5000                               (415) 393-2000                               (415) 391-0600
           Fax: (213) 687-5600                          Fax: (415) 393-2286                          Fax: (415) 395-8095

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF SECURITIES                    AGGREGATE               AMOUNT OF
                    TO BE REGISTERED                         OFFERING PRICE (1)       REGISTRATION FEE
Common Stock, $.01 par value per share...................       $77,625,000               $26,768

(1) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 ROCKSHOX, INC.

                             CROSS REFERENCE SHEET
                   REQUIRED BY ITEM 501(B) OF REGULATION S-K

REGISTRATION STATEMENT ITEM NUMBER AND CAPTION                              CAPTION OR LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
1.         Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page of Prospectus.
2.         Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages of
                                                                   Prospectus; Additional Information.
3.         Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors.
4.         Use of Proceeds......................................  Use of Proceeds.
5.         Determination of Offering Price......................  Underwriting.
6.         Dilution.............................................  Dilution.
7.         Selling Security Holders.............................  Principal and Selling Stockholders; Management.
8.         Plan of Distribution.................................  Underwriting.
9.         Description of Securities to Be Registered...........  Outside Front Cover Page of Prospectus; Prospectus
                                                                   Summary; Description of Capital Stock.
10.        Interests of Named Experts and Counsel...............  Not applicable.
11.        Information with Respect to the Registrant...........  Prospectus Summary; Risk Factors; The
                                                                   Recapitalization and the Merger; Use of Proceeds;
                                                                   Dividend Policy; Capitalization; Dilution; Selected
                                                                   Financial Data; Management's Discussion and Analysis
                                                                   of Financial Condition and Results of Operations;
                                                                   Business; Management; Certain Transactions;
                                                                   Principal and Selling Stockholders; Description of
                                                                   Capital Stock; Shares Eligible for Future Sale;
                                                                   Additional Information; Financial Statements.
12.        Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 12, 1996

                                        SHARES

                                [ROCKSHOX LOGO]

                                  COMMON STOCK
                               ------------------

    All of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by ROCKSHOX, INC. (the "Company" or "RockShox").

    Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price for the Common Stock will be between $ and $ per share. See "Underwriting" for information relating to the determination of the initial public offering price.

    Application will be made to have the Common Stock approved for quotation on The Nasdaq Stock Market under the symbol "RSHX."

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION    TO   THE    CONTRARY   IS    A   CRIMINAL   OFFENSE.

                                                         UNDERWRITING        PROCEEDS TO
                                     PRICE TO PUBLIC     DISCOUNT (1)        COMPANY (2)
Per Share.........................          $                  $                  $
Total (3).........................          $                  $                  $

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $      .

(3) The Selling Stockholders named herein have granted the several Underwriters an option, exercisable within 30 days after the date hereof, to purchase up
    to an aggregate of         additional  shares of Common  Stock, on the  same
    terms as set forth above, to cover over-allotments, if any. The Company will not receive any of the proceeds from the sale of such shares by the Selling Stockholders. If all such additional shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to
    Selling Stockholders will be  $        , $        , $        and  $        ,
    respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York
on or about            , 1996.

MERRILL LYNCH & CO.
                         ROBERTSON, STEPHENS & COMPANY
                                                       JEFFERIES & COMPANY, INC.

               THE DATE OF THIS PROSPECTUS IS            , 1996.

                                   [PICTURES]

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, THE "COMPANY" OR "ROCKSHOX," AS USED IN THIS PROSPECTUS, MEANS ROCKSHOX, INC., ITS PREDECESSORS AND THEIR RESPECTIVE PARENTS AND SUBSIDIARIES ON A CONSOLIDATED BASIS. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO A FISCAL YEAR ARE TO THE COMPANY'S FISCAL YEAR. IN 1995, THE COMPANY CHANGED ITS FISCAL YEAR END FROM DECEMBER 31 TO MARCH 31.

                                  THE COMPANY

    RockShox is the worldwide leader in the design, manufacture and marketing of high performance bicycle suspension products. The Company developed the first widely accepted front suspension fork for the mountain bike industry, and, through a series of new product introductions, has continued to be at the forefront of the design and development of bicycle suspension. ROCKSHOX suspension products enhance riding performance and comfort by mitigating the impact of rough terrain and providing better wheel contact with the riding surface. The Company, which currently manufactures both front suspension forks and rear shocks for mountain bikes, has combined technical innovation with high quality products and creative marketing to establish one of the most widely recognized brand names in the bicycle industry. In a 1995 BICYCLING MAGAZINE readers' survey, 45% of the respondents who owned a suspension fork owned a ROCKSHOX manufactured product--more than twice the share of the next leading manufacturer--and more than 65% of the respondents who planned to purchase a suspension fork within the next two years planned to purchase a ROCKSHOX suspension fork.

    The Company's sales have grown rapidly, from approximately $6 million in fiscal 1991 to approximately $83.5 million in fiscal 1996, a compound annual growth rate of approximately 85.5%. The Company believes that its growth has been the result of increasing market acceptance of bicycle suspension worldwide and, more specifically, growing demand for ROCKSHOX suspension products. From 1992 to 1996, the number of mountain bike models available in the U.S. with suspension has increased from approximately 80 to over 660. The Company has been a key contributor to this growth, with ROCKSHOX components now specified on over 460, or more than 60%, of these 1996 suspension-equipped mountain bike models. The Company believes that significant opportunities for growth continue to exist worldwide since the number of mountain bikes sold with suspension, while rapidly increasing, represented only 17% of all mountain bike units sold domestically by independent bicycle dealers ("IBDs") in 1995. The Company further believes that the market penetration of suspension-equipped mountain bikes is even lower internationally.

    RockShox currently markets ten front suspension forks and three rear shocks under its JUDY, INDY, QUADRA, MAG and DELUXE product lines. The Company's products have been repeatedly recognized for their innovative design and superior performance. For example, the Company's first product, the RS1, won a "Best of 1989" award from BICYCLE GUIDE MAGAZINE, and, in 1993, its first QUADRA front suspension fork was voted "Best Product Tried This Year" by readers of MOUNTAIN BIKE MAGAZINE. The Company's JUDY suspension fork received the 1994 award for "Best Technical Development of the Year" in the bicycle industry from VELO NEWS, and, in 1995, the Company's QUADRA suspension fork was designated as the "Best Value" among suspension forks by BICYCLING MAGAZINE'S BUYERS GUIDE. As further evidence of the advanced design and technical benefits of its products, the Company anticipates that ROCKSHOX suspension will be used by many of the mountain bike racers competing in the 1996 Olympic Games in Atlanta.

    Approximately two-thirds of the Company's sales are to bicycle manufacturers ("OEMs"), including Trek, GT and Specialized, who incorporate ROCKSHOX branded components as part of new, fully-assembled mountain bikes sold worldwide. The Company is the primary supplier of front suspension forks to eight out of the ten leading OEMs selling through domestic IBDs. Management believes that OEM customers recognize the strength of the Company's brand name as a deciding factor in the consumer's choice of mountain bikes. In addition, the Company believes that OEMs choose RockShox for product innovation and quality as well as reliable worldwide distribution and service.

    The Company's products are also sold as an accessory component to consumers through a network of over 10,000 IBDs worldwide. According to a Company-sponsored survey, more than 94% of responding domestic IBDs identified ROCKSHOX as the leading brand of suspension product sold in their stores and management believes that the Company enjoys a similar retail presence internationally. The Company's front suspension forks and rear shocks are generally priced to consumers from $199 to $649 and from $199 to $289, respectively.

    Management believes that the Company can continue to take advantage of significant growth opportunities by (i) maintaining its leadership in providing front suspension forks to the high-end of the mountain bike market, a segment that has experienced approximately 33% cumulative growth in unit sales from 1992 to 1995, (ii) expanding its product offerings with recently-introduced rear shocks that allow the Company to more aggressively pursue the fast growing market for full suspension mountain bikes (i.e., bikes that include both front suspension and rear shocks), (iii) developing more moderately priced suspension forks, such as the QUADRA 5, which meet the needs of the emerging high-volume, mid-priced mountain bike suspension market and (iv) leveraging the ROCKSHOX brand name into new product categories, including suspension products for road and trekking bikes.

    The Company's principal executive office is located at 401 Charcot Avenue, San Jose, California 95131; its telephone number is (408) 435-7469.

                                  THE OFFERING

Common Stock offered by the Company..........                     shares
Common Stock to be outstanding after the
 Offering....................................                   shares (1)
Use of proceeds..............................  The  net proceeds to the Company will be used to repay indebtedness, to  redeem all of  the
                                                outstanding  shares  of  Holdings  Preferred
                                                Stock (as defined below), to make a  payment
                                                to  terminate  the  Bonus  Plan  (as defined
                                                below) and for working capital purposes. See
                                                "Use of Proceeds."
Listing......................................  Application will be made  to have the  Common
                                               Stock  approved for  quotation on  The Nasdaq
                                                Stock Market under the symbol "RSHX."

- ------------------------

(1) Excludes approximately        shares of Common Stock issuable upon  exercise
    of stock options outstanding under the Company's 1996 Stock Plan (the "Stock Plan"). See "Management -- 1996 Stock Plan."
                            ------------------------

    Unless otherwise noted, all Common Stock share amounts, per share data and other information set forth in this Prospectus (i) have been adjusted to reflect the consummation of the Merger (as defined below) and (ii) assume that the Underwriters' over-allotment option granted by certain stockholders of the Company (the "Selling Stockholders") has not been exercised. See "The Recapitalization and the Merger."

    This Prospectus includes references to registered trademarks and brand names of the Company and of manufacturers who purchase the Company's products, including Trek Bicycle Corp. ("Trek"), GT Bicycles, Inc. ("GT") and Specialized Bicycle Components, Inc. ("Specialized"). The Company's trademarks and brand names include: ROCKSHOX, ROCKSHOX, JUDY, INDY, DELUXE, QUADRA, MAG and ROCKSHOX GARB.

    Market data and industry information referred to in this Prospectus are derived from various trade publications and industry sources (including results of a suspension study conducted by the Bicycle Market Research Institute ("BMRI"), BMRI's U.S. 1995 Annual Market Assessment Report for Bicycles (20" and over), MOUNTAIN BIKE MAGAZINE'S 1996 Industry Survey and BICYCLING MAGAZINE'S September 1995 Subscription Study) as well as the Company's own research and estimates. Unless otherwise noted, all references to "IBDs" include bike shops, other sports specialty stores, mail order and television shopping.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 THREE
                                                                                MONTHS        YEAR ENDED MARCH 31,
                                           YEAR ENDED DECEMBER 31,               ENDED              1996 (1)
                                  ------------------------------------------   MARCH 31,   --------------------------
                                    1991       1992       1993       1994      1995 (1)      ACTUAL     PRO FORMA (2)
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
STATEMENT OF OPERATIONS DATA:
  Net sales.....................  $   6,050  $  16,442  $  30,941  $  37,900   $  14,279    $  83,509     $  83,509
  Cost of sales.................      4,017     10,565     20,113     24,477       9,590       54,110        54,110
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
    Gross profit................      2,033      5,877     10,828     13,423       4,689       29,399        29,399
  Operating expenses............      1,923      5,541      6,634      6,283       7,627       14,621        12,871
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
  Income (loss) from
   operations...................        110        336      4,194      7,140      (2,938)      14,778        16,528
  Interest and other (income)
   expense, net.................         21         67         16          6          51        5,650          (136)
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
  Income (loss) before income
   taxes........................         89        269      4,178      7,134      (2,989)       9,128        16,664
  Provision for (benefit from)
   income taxes.................          9        104      1,521      2,420        (653)       3,464         6,478
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
  Net income (loss).............  $      80  $     165  $   2,657  $   4,714   $  (2,336)   $   5,664     $  10,186
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
  Net income (loss) per share
   (3)..........................  $          $          $          $           $            $             $
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
                                  ---------  ---------  ---------  ---------  -----------  -----------  -------------
  Shares used in per share
   calculations (3).............

                                                                                            MARCH 31, 1996
                                                                                    ------------------------------
                                                                                                      PRO FORMA
                                                                                        ACTUAL      AS ADJUSTED(4)
                                                                                    --------------  --------------
BALANCE SHEET DATA:
  Working capital.................................................................  $     2,327      $
  Total assets....................................................................       26,932
  Total debt......................................................................       44,500
  Mandatorily redeemable preferred stock..........................................        7,357
  Stockholders' equity (deficit)..................................................      (39,615)

- ------------------------

(1)  In 1995, the Company changed its fiscal  year end from December 31 to March
    31.

(2) The pro forma statement of operations data give effect to the Offering and the application of the net proceeds therefrom as if the Offering had occurred on April 1, 1995 and reflect the reduction of operating expenses of $1.8 million related to the elimination of the Bonus Plan, the reduction of interest expense of $5.8 million and the tax effect of the foregoing (but exclude the effect of write-offs of approximately $2.5 million relating to unamortized debt issuance costs, expenses of approximately $7.3 million relating to the termination of the Bonus Plan and the tax effect of the foregoing). See "Selected Financial Data," "Use of Proceeds" and Note 2 of Notes to Pro Forma Condensed Consolidated Financial Statements.

(3) For an explanation of the determination of the number of shares used in per share calculations and net income (loss) per share, see Note 2 of Notes to Consolidated Financial Statements.

(4) Pro forma as adjusted to give effect to the Offering and the application of the net proceeds therefrom as if the Offering had occurred on March 31, 1996, including write-offs of approximately $2.5 million relating to unamortized debt issuance costs, expenses of approximately $7.3 million relating to the termination of the Bonus Plan, approximately $7.4 million to redeem all of the outstanding shares of Holdings Preferred Stock and $27.5 million, $11.0 million and $6.0 million to repay the Existing Credit Facilities (as defined below), the Senior Notes (as defined below) and the Junior Notes (as defined below), respectively, and the tax effect of the foregoing. See "Use of Proceeds," "Capitalization" and Note 1 of Notes to Pro Forma Condensed Consolidated Financial Statements.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD TAKE INTO ACCOUNT THE CONSIDERATIONS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF THE SHARES OF THE COMMON STOCK OFFERED HEREBY.

ECONOMIC AND MARKET CONDITIONS

    Consumer purchases of bicycles and bicycle components, including the Company's products, are discretionary. Any decline in general economic conditions, uncertainties regarding future economic prospects or changes in other economic factors that affect consumer spending could have a material adverse effect on the Company's direct customers (OEMs, distributors and IBDs) and, therefore, on the Company or its prospects. Any decline in the size of, or lack of growth in, the overall bicycle market or the mountain bike segment, or a decline in the number or business prospects of OEMs, distributors or IBDs, in general, or the Company's customers, in particular, could have a material adverse effect on the Company or its prospects.

DEPENDENCE ON MOUNTAIN BIKE FRONT SUSPENSION PRODUCT LINES

    Substantially all of the Company's historical revenues have been attributable to sales of mountain bike front suspension forks. The Company believes that most of its sales for the foreseeable future will be of mountain bike front suspension forks. Such products have been produced in substantial numbers and widely accepted by the bicycle industry and consumers for less than five years and there can be no assurance of their continuing popularity. Given the Company's dependence on sales of mountain bike front suspension forks, any decline or lack of growth in the popularity of, or market demand for, mountain bike front suspension forks, in general, or the Company's products, in particular, could have a material adverse effect on the Company or its prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business--Products."

SALES CONCENTRATION; DEPENDENCE ON OEMS

    In fiscal 1996, approximately 56% of the Company's sales were to the Company's ten largest customers, certain of which (including Trek) purchase from the Company as both an OEM customer and a distributor. Sales to Trek accounted for more than 10% of the Company's net sales in fiscal 1996, substantially all of which were for OEM use by Trek. At March 31, 1996 and June 30, 1996, the Company's three OEM customers with the largest accounts receivable balances accounted for approximately 61.5% and 47.8%, respectively, of the Company's accounts receivable. The Company has no long-term contracts with any of its customers and there can be no assurance that the Company's current or future customers will continue to purchase from the Company. The loss of, substantial decline in purchases of the Company's products by, or financial insolvency of, any of the Company's largest customers individually, or a number of the Company's other customers in the aggregate, could have a material adverse effect on the Company or its prospects.

    While the OEM market is fragmented, according to BMRI, ten leading OEM brands represent over 75% of bicycle sales dollars generated through domestic IBDs. Management believes that these OEMs also represent a significant portion of better quality mountain bikes sold worldwide. All of these leading OEMs are current customers of the Company and certain of these OEMs are among the Company's largest customers. Management believes that any material growth in the Company's business will likely require it to increase sales to, and will result in additional sales concentration with, the Company's largest OEM customers. In addition, the Company's customers, including OEMs, may acquire, or be acquired by, other entities (including the Company's competitors) and there can be no assurance that the combined entity will continue to purchase any or the same amount of the Company's products.

    See   "Business--Industry   Overview,"   "--Sales   and   Distribution"  and
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS; FORECASTING OF OEM ORDERS

    Management believes that the Company's future operating results will fluctuate on a quarterly basis due to a variety of factors, including seasonal cycles, weather conditions, the timing and mix of orders and reorders, and the number and timing of new product introductions. Management anticipates that the Company's sales will normally be lowest in its first and fourth fiscal quarters, which end on June 30 and

March 31, respectively. Results in such quarters are particularly sensitive to the timing and size of OEM orders and reorders, which are difficult to forecast. Any misjudgment by the Company or any of its OEM customers of the demand for any of its respective products could have a material adverse effect on the Company or its prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Financial Data; Seasonality," "Business-- Manufacturing" and "--Sales and Distribution."

SUSTAINABILITY AND MANAGEMENT OF GROWTH

    Since its founding in 1989, the Company has experienced rapid and substantial growth. The Company does not expect to achieve such high rates of growth in the future. There can be no assurance that the Company will continue to grow or that the Company will be able to sustain the level of sales that it has achieved in the past. Furthermore, there can be no assurance that the Company will be able to successfully implement its sales growth strategy or that, if implemented, such a strategy will result in increases to, or maintenance of, the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

    The Company's rapid and substantial growth has placed, and could continue to place, a significant strain on its employees and operations. Several members of the Company's senior management have only recently joined the Company and other members have only limited relevant prior experience outside of the Company. See "Management--Directors, Executive Officers and Key Employees." To manage growth effectively, the Company will be required to continue to implement changes in its business; expand its operations, facilities and internal controls to handle increased demand; enhance its information technology systems; and develop, train and manage an increasing number of management-level and other employees. Unexpected difficulties encountered during expansion, or management's inability to respond effectively to or plan for such expansion, could have a material adverse effect on the Company or its prospects.

NEW PRODUCT INTRODUCTIONS

    The Company's future success will depend, in part, upon its continued ability to develop and successfully introduce new and/or innovative bicycle suspension products and other types of bicycle components that will be widely accepted by the bicycle industry and consumers. There can be no assurance that the Company will introduce any new products or, if introduced, that any such products will be commercially successful. Furthermore, successful product designs can be displaced or rendered obsolete by other product designs introduced by the Company or its competitors. As a result of these and other factors, there can be no assurance that the Company will expand the markets it serves or will successfully maintain or increase its market share through product innovations. The Company also anticipates that it may from time to time evaluate acquisition opportunities to expand its product lines, including the possible acquisition of non-suspension bicycle component product lines. The Company has no experience in making such acquisitions, and there can be no assurance that the Company will be able to compete successfully at favorable prices for available acquisition candidates. The Company also has no significant experience in developing, manufacturing or marketing non-suspension bicycle components.

COMPETITION

    The markets for bicycle components, in general, and bicycle suspension products, in particular, are highly competitive. The Company competes with other bicycle component companies that produce suspension products for sales to OEMs, distributors and IBDs as well as with OEMs who produce their own line of suspension products for their own use and for sale through distributors and IBDs. The Company believes that it currently has the leading market share in front suspension forks. The Company only recently introduced its rear shock products for the emerging full suspension market and believes it currently trails the leading manufacturer of rear shocks. In order to build or retain its market share, the Company must continue to successfully compete in areas that influence the purchasing decisions of OEMs, distributors, IBDs and consumers, including design, price, quality, technology, distribution, marketing, style, brand image and customer service. There can be no assurance that any number of bicycle component manufacturers, OEMs or other companies, including those who are larger and have greater resources than the Company and who currently do not provide bicycle suspension products or do so on a limited basis, will not become direct or more significant competitors of the Company. In addition, OEMs frequently design their bicycles to meet certain retail price points, and, as a result, may choose not to use a suspension product or may select a lower priced ROCKSHOX or competing product in order to incorporate other components in the bicycle's specifications that the OEM perceives as being more desirable to the consumer. The Company could therefore face competition from existing or new competitors that introduce and promote suspension products or other bicycle components perceived by the bicycle industry or consumers to offer price or performance advantages to, or that otherwise have greater consumer appeal than, the Company's products. See "Business--Competition."

LIMITED PROTECTION OF TECHNOLOGY

    Because much of the technology associated with suspension products is in the public domain, patent protection is generally available only for particular features or functions of a product, rather than for any product as a whole. Management believes that many of the Company's current suspension products contain some elements that are protected by the Company's patents. Nevertheless, the Company's competitors currently replicate and may continue to replicate certain features and functions of the Company's products. There can be no assurance that current or future patent protection will prevent competitors from offering competing products, that any issued patents will be upheld, or that patent protection will be granted in any or all of the countries in which applications are currently pending or granted on the breadth of the description of the invention. In addition, due to considerations relating to, among others things, cost, delay or adverse publicity, there can be no assurance that the Company will elect to enforce its intellectual property rights.

    The Company's competitors have also obtained and may continue to obtain patents on certain features of their products, which may prevent or discourage the Company from offering such features on its products, which, in turn, could result in a competitive disadvantage to the Company. The Company has occasionally received, and may receive in the future, claims asserting intellectual property rights owned by third parties that relate to the Company's products and product features. Although to date the Company has incurred no material liabilities as a result of any such claims, there can be no assurance that the Company will not incur material liabilities in the future. In addition, if any person were to assert valid claims of infringement with respect to, or otherwise have enforceable proprietary rights in, features that the Company includes or desires to include on its products, and if the Company were unable to design or alter its products or production methods so as to avoid such infringement at a reasonable cost or to negotiate an acceptable licensing or other arrangement with such person, the Company could, among other things, be precluded from making or marketing products containing such features and be required to make payments to such person, which could have a material adverse effect on the Company or its prospects. See "Business--Intellectual Property."

DEPENDENCE ON SUPPLIERS; MANUFACTURING RISKS

    Although the Company has established relationships with its principal suppliers and manufacturing sources, the Company does not currently have long-term contracts with any of its vendors, nor does the Company currently have multiple vendors for all parts, tooling, supplies or services critical to the Company's manufacturing processes. The Company's future success will depend, in part, on its ability to maintain relationships with its current suppliers and manufacturing sources, and to develop relationships with new suppliers. Failure of a key supplier to meet the Company's product needs on a timely basis with sufficient product of sufficient quality, loss of a key supplier, significant delay, disruption or cancellation of an order for critical parts, tooling, supplies or services or significant disruption in the Company's production or distribution activities for any other reason, including an earthquake or other catastrophic event, could have a material adverse effect on the Company or its prospects. See "Business--Manufacturing" and "Certain Transactions--Other."

INTERNATIONAL BUSINESS AND SALES

    The bicycle industry is, and many of the Company's OEM customers are, highly dependent on manufacturing in overseas locations, and changes in economic conditions, currency exchange rates, tariff regulations, "local content" laws or other trade restrictions or political instability ("International Conditions") could adversely affect the cost or availability of products sold by or to the bicycle industry as a whole and the Company's OEM customers in particular, any of which could have a material adverse effect on the Company or its prospects. In addition, insufficient international consumer demand for mountain bikes and related products, in general, or the Company's products, in particular, whether due to changes in International Conditions, consumer preferences or other factors, could adversely affect the bicycle industry, the Company's OEM customers or the Company's sales, any of which could have a material adverse effect on the Company or its prospects.

PRODUCT LIABILITY

    Because of the risks inherent in bicycling, in general, and mountain biking, in particular, and because of the function of the Company's products, the Company from time to time is a defendant in a number of product liability lawsuits and expects that this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for personal injuries sustained as a result of alleged defects in the Company's products. Although the Company has experienced no material financial loss relating to such lawsuits and maintains product liability insurance, due to the uncertainty as to the number of claims or the nature and extent of liability for personal injuries and changes in the historical or future levels of insurance coverage or the terms or cost thereof, such insurance may not be adequate or available to cover product liability claims or the applicable insurer may not be solvent at the time of any covered loss, any of which could have a material adverse effect on the Company or its prospects. See "Business--Legal Proceedings."

GOVERNMENT REGULATION; ADVERSE PUBLICITY

    Bicycle suspension products are within the jurisdiction of the United States Consumer Product Safety Commission (the "CPSC") and other Federal, state and foreign regulatory bodies. In 1996, the CPSC sent a letter to major manufacturers and importers of mountain bikes as well as several suspension component manufacturers, including RockShox, expressing concern about reports of injuries and recall activity relating to failures of mountain bike suspension forks and urging manufacturers to participate in the development of voluntary safety performance standards for such suspension products through the American Society of Testing and Materials (the "ASTM"). The Company cannot predict whether standards relating to the Company's products or otherwise affecting the bicycle suspension industry will be adopted (whether by the CPSC or another Federal, state or foreign regulatory body) and, if adopted, no assurance can be given that the implementation of such standards will not have a material adverse effect on the Company or its prospects.

    Adverse publicity relating to mountain bike suspension or mountain biking generally, or publicity associated with actions by the CPSC or others expressing concerns about the safety or function of the Company's products, other suspension products or mountain bikes (whether or not such publicity is associated with a claim against the Company or results in any action by the Company or the CPSC), could have an adverse effect on the Company's reputation, brand image or markets, any of which could have a material adverse effect on the Company or its prospects.

PRODUCT RECALL; WARRANTY COSTS

    Bicycles and bicycle components are frequent subjects of product recalls, corrective actions and manufacturers' bulletins, certain of which have involved suspension products. The Company has conducted three voluntary corrective actions, none of which has been financially material to the Company. Nevertheless, the number of suspension products sold by the Company has dramatically increased since the Company's founding in 1989, new product introductions are occurring frequently, and the Company's products may have not been used by riders for a period of time sufficient to determine all of the effects of prolonged use and the environment on such products. As a result, there can be no assurance that there will not be recalls, corrective actions or other activity voluntarily or involuntarily undertaken by the Company or involving the CPSC or other regulatory bodies on a more frequent basis or at a higher cost than in the past, any of which could have a material adverse effect on the Company or its prospects. See "Business--Product Recall."

    All of the Company's suspension products are covered by a one-year limited warranty. The Company maintains an accrued liability on its balance sheet representing management's estimate of future warranty costs for products sold through the date thereof. There can be no assurance that such accrued liability may not change in the future or that future warranty costs for sales made through such date will not be greater than the amounts accrued by the Company on its consolidated financial statements, either of which could have a material adverse effect on the Company or its prospects. See Note 5 of Notes to Consolidated Financial Statements.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon the management and leadership skills of the members of its senior management team and other key personnel, including certain members of its product development team. The loss of any such personnel or the inability to attract, retain and motivate key personnel could have a material adverse effect on the Company or its prospects. See "Management--Directors, Executive Officers and Key Employees."

CONCENTRATION OF OWNERSHIP

    Immediately after the Offering, Stephen Simons and Paul Turner, each of whom is a director and executive officer of the Company, will each beneficially own
     % of the outstanding Common Stock (assuming that the Underwriters' over-allotment option is not exercised). In addition, immediately after the Offering, persons and entities affiliated with The Jordan Company will
beneficially  own       %  of the  outstanding Common  Stock (assuming  that the
Underwriters' over-allotment option is not exercised). Each of John W. Jordan II and Adam E. Max is an affiliate of The Jordan Company and a director and officer of the Company. As a result, such persons and entities may have the ability to strongly influence, and, if they choose to act together, will control, the election of directors and the results of other matters submitted to a vote of stockholders. Such concentration of ownership, together with the anti-takeover effects of certain provisions in the Delaware General Corporation Law (the "DGCL"), may have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company, the Selling Stockholders and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. The market price for shares of the Common Stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, timing of revenues, news announcements or changes in general trading market conditions. See "Underwriting."

FUTURE SALES OF COMMON STOCK; SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation  of the  Offering, the Company  will have  outstanding shares of Common Stock, assuming no stock options are exercised. Of these shares, all of the shares sold in the Offering will be freely transferable by persons other than "affiliates" (as hereinafter defined) of the Company, without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Future sales of substantial amounts of Common Stock (including shares issued upon the exercise of options that may be granted pursuant to any employee stock option or other equity plan of the Company), or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock. If such sales or any other factor should reduce the market price of Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected. The Company and all of the Selling Stockholders and executive officers of the Company have agreed, subject to certain exceptions, not to sell, offer to sell, grant any option (other than pursuant to the Stock Plan) for the sale of, or otherwise dispose of, any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (except for shares offered in the Offering) for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

DILUTION

    The initial public offering price is expected to be substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial
dilution of $     per share. See "Dilution."

                      THE RECAPITALIZATION AND THE MERGER

    On March 24, 1995, Stephen Simons, Debra Simons and Paul Turner transferred all of the outstanding shares of capital stock of the Company's predecessor ("Old RockShox") to RSx Holdings, Inc., a newly formed Delaware corporation ("Holdings"), and RSx Acquisition, Inc., a newly formed Delaware corporation ("Acquisition"). In exchange therefor, Mr. and Mrs. Simons and Mr. Turner received 50% of the common stock of Holdings ("Holdings Common Stock"), $6 million aggregate principal amount of 13.5% junior subordinated notes of Holdings (the "Junior Notes"), 4,000 shares of Series B Preferred Stock of Holdings (the "Series B Preferred Stock") and approximately $39 million in cash. Holdings then acquired all of the capital stock of Acquisition and contributed to Acquisition all of Holdings' shares of capital stock of Old RockShox, whereupon Old RockShox became a wholly owned subsidiary of Acquisition. Old RockShox was then merged into Acquisition and Acquisition changed its name to ROCKSHOX, INC. The transactions described in this paragraph are collectively referred to as the "Recapitalization."

    As part of the Recapitalization, MCIT PLC and persons and entities affiliated with The Jordan Company purchased the remaining 50% of the Holdings Common Stock, 3,000 shares of Series A Preferred Stock of Holdings (the "Series A Preferred Stock" and, together with the Series B Preferred Stock, the "Holdings Preferred Stock") and $11 million aggregate principal amount of 13.5% senior subordinated notes of Holdings (the "Senior Notes") for an aggregate purchase price of approximately $14.5 million.

    In order to finance the Recapitalization, Acquisition entered into a credit agreement (the "Existing Credit Facilities") pursuant to which Acquisition borrowed $30 million under a term loan, and was permitted to borrow up to $6 million under a bank line of credit.

    See "Certain Transactions--The Recapitalization."

    Immediately prior to the closing of the Offering, Holdings will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"), and each share of Holdings Common Stock will be converted into shares of Common Stock of the Company. Unless the context otherwise requires, all information set forth in this Prospectus has been adjusted to reflect the consummation of the Merger.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be approximately $ million
based on an assumed  initial public offering  price of $       per share,  after
deducting the underwriting discount and estimated expenses of the Offering.

    The Company intends to use such net proceeds from the Offering (i) to repay borrowings plus accrued interest, if any, outstanding under the Existing Credit Facilities ($27.5 million principal amount at March 31, 1996); (ii) to repay the $11 million principal amount of the Senior Notes plus accrued interest, if any;
(iii) to repay the $6 million principal amount of the Junior Notes plus accrued interest, if any; (iv) to redeem all of the outstanding shares of Holdings Preferred Stock (which had an aggregate redemption value of $7.4 million at March 31, 1996); (v) to make payments totalling approximately $7.3 million to terminate the bonus arrangement provided for pursuant to the employment agreements between Holdings and Messrs. Simons and Turner (the "Bonus Plan"); and (vi) for working capital purposes. See "The Recapitalization and the Merger," "Management--Employment Agreements" and "Certain Transactions--The Recapitalization."

    The Bonus Plan and the Existing Credit Facilities were entered into, and the Senior Notes, the Junior Notes and the shares of Holdings Preferred Stock were issued, in connection with the Recapitalization. The borrowings under the Existing Credit Facilities mature on March 31, 2001 and bear interest at 300 basis points over the applicable LIBOR rate or 170 basis points over the bank's reference rate, generally at the Company's option. At March 31, 1996, loans outstanding under the Existing Credit Facilities bore interest at a blended rated of 8.56%. The Senior Notes and the Junior Notes each bear interest at 13.5% per annum and mature on April 30, 2005 and May 31, 2006, respectively. The debt outstanding under each of the Existing Credit Facilities, the Senior Notes and the Junior Notes is prepayable without interest or premium. The holders of the Series A Preferred Stock are entitled to receive, at the option of the Board of Directors of Holdings, annual dividends at the rate of either (i) .05 shares of the Series A Preferred Stock per share or (ii) $50 per share. The holders of the Series B Preferred Stock are entitled to receive annual dividends at the rate of $50 per share. Each share of the Holdings Preferred Stock is redeemable at the option of the Company at any time and is mandatorily redeemable by the Company on July 31, 2006, in each case for $1,000 plus all accrued and unpaid dividends thereon.

    The  Company intends  to replace the  Existing Credit Facilities  with a new
revolving  credit  facility  (the  "New  Credit  Facility")  on  or  after   the
consummation of this Offering.

    If the Underwriters exercise their over-allotment option, the Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

    The Company anticipates that all earnings will be retained for the foreseeable future for use in the operations of the business; the Company's Board of Directors has not declared a cash dividend on the Common Stock subsequent to the Recapitalization, and the Company does not expect to pay cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on earnings, capital needs, restrictions imposed by lenders or other security holders of the Company and the Company's operating and financial condition, among other factors. In addition, the Company is currently prohibited by the terms of the Existing Credit Facilities from paying cash dividends on the Common Stock, and may in the future enter into loan or other agreements (including, without limitation, the New Credit Facility) or issue debt securities or preferred stock that restrict the payment of cash dividends on the Common Stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization and current portion of long-term debt of the Company at March 31, 1996, as adjusted to reflect the sale
of             shares of  Common Stock  by the Company  in the  Offering and the
application of the estimated net proceeds therefrom to redeem all of the outstanding shares of Holdings Preferred Stock; repay the Existing Credit Facilities, the Senior Notes and the Junior Notes, including write-offs of approximately $2.5 million relating to unamortized debt issuance costs; and terminate the Bonus Plan, resulting in expenses of approximately $7.3 million. See "Use of Proceeds." The information below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto, which are included elsewhere in this Prospectus. See also "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock."

                                                                                              MARCH 31, 1996(1)
                                                                                            ----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                                 SHARE DATA)
Current portion of long-term debt.........................................................  $   3,000   $
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Long-term debt, excluding current portion:
  Existing Credit Facilities..............................................................  $  24,500   $
  Senior Notes............................................................................     11,000
  Junior Notes............................................................................      6,000
                                                                                            ---------  -----------
    Total long-term debt..................................................................     41,500
                                                                                            ---------  -----------
Mandatorily redeemable preferred stock:
  Series A Preferred Stock................................................................      3,153
  Series B Preferred Stock................................................................      4,204
                                                                                            ---------  -----------
    Total mandatorily redeemable preferred stock..........................................      7,357
                                                                                            ---------  -----------
Stockholders' equity (deficit):
  Preferred Stock, par value $.01 per share,     shares authorized, no shares outstanding,
   pro forma as adjusted..................................................................     --
  Common Stock, par value $.01 per share, 100,000 shares authorized,     pro forma as
   adjusted shares authorized, 100,000 shares outstanding,     shares outstanding, pro
   forma as adjusted (2)..................................................................          1
  Additional paid-in capital..............................................................        499
  Distribution in excess of net book value................................................    (45,422)
  Retained earnings.......................................................................      5,307
                                                                                            ---------  -----------
    Total stockholders' equity (deficit)..................................................    (39,615)
                                                                                            ---------  -----------
      Total capitalization................................................................  $   9,242   $
                                                                                            ---------  -----------
                                                                                            ---------  -----------

- ------------------------
(1) Gives effect to the Merger, which will occur immediately prior to the closing of the Offering.

(2) Does not include  approximately       shares of Common  Stock issuable  upon
    exercise of options outstanding under the Stock Plan. See "Management--1996 Stock Plan."

                                    DILUTION

    The negative net tangible book value of the Company at March 31, 1996 was approximately $42.1 million, or $ per share of Common Stock. Negative net tangible book value per share is equal to the Company's total tangible assets less its total liabilities and Holdings Preferred Stock, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the
Company of         shares of Common Stock in the Offering and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company
at  March 31, 1996 would have been approximately $         million, or $
per share. See "Use of Proceeds." This represents an immediate net tangible book value dilution of $ per share to investors purchasing shares in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share (1)...............             $
  Negative net tangible book value at March 31, 1996..............  $
  Increase attributable to new investors in the Offering..........
                                                                    ---------
Pro forma net tangible book value per share after the Offering
 (2)..............................................................
                                                                               ---------
Dilution per share to new investors...............................             $
                                                                               ---------
                                                                               ---------

    The following table summarizes on a pro forma basis as of March 31, 1996 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders of the Company (the "Existing Stockholders") and the investors purchasing shares in the Offering.

                                                          SHARES PURCHASED     TOTAL CONSIDERATION
                                                        --------------------  ---------------------   AVERAGE PRICE
                                                         NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                                        ---------  ---------  ----------  ---------  ---------------
Existing Stockholders (3).............................                     %  $  500,000          %     $
New investors.........................................                     %  $                   %     $
                                                        ---------  ---------  ----------  ---------
  Total...............................................                100.0%                 100.0%
                                                        ---------  ---------  ----------  ---------
                                                        ---------  ---------  ----------  ---------

- ------------------------
(1) Before deducting estimated underwriting discount and estimated expenses of the Offering payable by the Company.

(2) Excludes approximately         shares of Common Stock issuable upon exercise
    of options to be outstanding upon consummation of the Offering pursuant to the Stock Plan. See "Management--1996 Stock Plan." To the extent that options are exercised, there will be further dilution to new investors.

(3) If the Underwriters' over-allotment option is exercised in full, the number of shares held by the Existing Stockholders will be reduced to
            shares, or         % of the number of shares to be outstanding after
    the Offering.

                            SELECTED FINANCIAL DATA

    The statement of operations data for the fiscal years ended December 31, 1993 and 1994 and March 31, 1996 and the three months ended March 31, 1995 and the balance sheet data at December 31, 1994 and March 31, 1995 and 1996 are derived from the Consolidated Financial Statements contained elsewhere herein, which have been audited by Coopers & Lybrand L.L.P., independent accountants. See "Experts." The statement of operations data for the years ended December 31, 1991 and 1992, and the balance sheet data at December 31, 1991, 1992 and 1993, are derived from the Company's consolidated financial statements, which are not contained herein and, with the exception of the balance sheet at December 31, 1993, are unaudited. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. The selected pro forma statement of operations and balance sheet data set forth below are for informational purposes only and may not necessarily be indicative of the results of operations of the Company in the future. The following selected financial data should be read in conjunction with the Consolidated Financial Statements and the related notes thereto, the Pro Forma Condensed Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                                                                                                     YEAR ENDED
                                                                                THREE MONTHS     MARCH 31, 1996 (1)
                                             YEAR ENDED DECEMBER 31,                ENDED      ----------------------
                                    ------------------------------------------    MARCH 31,                   PRO
                                      1991       1992       1993       1994       1995 (1)      ACTUAL     FORMA (2)
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.......................  $   6,050  $  16,442  $  30,941  $  37,900    $  14,279    $  83,509   $  83,509
  Cost of sales...................      4,017     10,565     20,113     24,477        9,590       54,110      54,110
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
  Gross profit....................      2,033      5,877     10,828     13,423        4,689       29,399      29,399
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
  Selling, general and
   administrative expense.........      1,788      4,703      5,098      4,210        5,404       11,220      10,408
  Research, development and
   engineering expense............        135        838      1,536      2,073        2,223        3,401       2,463
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
  Income (loss) from operations...        110        336      4,194      7,140       (2,938)      14,778      16,528
  Interest and other (income)
   expense, net...................         21         67         16          6           51        5,650        (136)
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
  Income (loss) before income
   taxes..........................         89        269      4,178      7,134       (2,989)       9,128      16,664
  Provision for (benefit from)
   income taxes...................          9        104      1,521      2,420         (653)       3,464       6,478
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
  Net income (loss)...............  $      80  $     165  $   2,657  $   4,714    $  (2,336)   $   5,664   $  10,186
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
  Net income (loss) per share
   (3)............................  $          $          $          $            $            $           $
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
                                    ---------  ---------  ---------  ---------  -------------  ---------  -----------
  Shares used in per share
   calculations (3)...............

                                                                                             AT MARCH 31,
                                                                                 ------------------------------------
                                                  AT DECEMBER 31,                                           1996
                                     ------------------------------------------               1996       PRO FORMA
                                       1991       1992       1993       1994       1995      ACTUAL    AS ADJUSTED(4)
                                     ---------  ---------  ---------  ---------  ---------  ---------  --------------
BALANCE SHEET DATA:
  Working capital (deficiency).....  $     (29) $     906  $   2,226  $   5,995  $   1,939  $   2,327    $
  Total assets.....................      2,123      4,081      7,660     13,493     17,679     26,932
  Total debt.......................        512      1,146      1,345        998     48,500     44,500
  Mandatorily redeemable preferred
   stock...........................     --         --         --         --          7,000      7,357
  Stockholders' equity (deficit)...         27        167      2,774      7,188    (44,922)   (39,615)

- ------------------------
(1) In  1995, the Company changed its fiscal  year end from December 31 to March
    31.

(2) The pro forma statement of operations data give effect to the Offering and the application of the net proceeds therefrom as if the Offering had occurred on April 1, 1995 and reflect the reduction of operating expenses of $1.8 million related to the elimination of the Bonus Plan, the reduction of interest expense of $5.8 million and the tax effect of the foregoing (but exclude the effect of write-offs of approximately $2.5 million relating to unamortized debt issuance costs, expenses of approximately $7.3 million relating to the termination of the Bonus Plan and the tax effect of the foregoing). See "Use of Proceeds" and Note 2 of Notes to Pro Forma Condensed Consolidated Financial Statements.

(3) For an explanation of the determination of the number of shares used in per share calculations and net income (loss) per share, see Note 2 of Notes to Consolidated Financial Statements.

(4) Pro forma as adjusted to give effect to the Offering and the application of the net proceeds therefrom as if the Offering had occurred on March 31, 1996, including write-offs of approximately $2.5 million relating to unamortized debt issuance costs, expenses of approximately $7.3 million relating to the termination of the Bonus Plan, approximately $7.4 million to redeem all of the outstanding shares of Holdings Preferred Stock and $27.5 million, $11.0 million and $6.0 million to repay the Existing Credit Facilities, the Senior Notes and the Junior Notes, respectively, and the tax effect of the foregoing. See "Use of Proceeds," "Capitalization" and Note 1 of Notes to Pro Forma Condensed Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the Consolidated Financial Statements and the related notes thereto, which are included elsewhere in this Prospectus.

GENERAL

    RockShox is the worldwide leader in the design, manufacture and marketing of high performance bicycle suspension products. The Company's sales have grown rapidly, from approximately $6 million in fiscal 1991 to approximately $83.5 million in fiscal 1996, a compound annual growth rate of approximately 85.5%. The Company believes that its growth has been the result of increasing market acceptance of bicycle suspension and, more specifically, growing demand for the ROCKSHOX brand of suspension products.

    Substantially all of the Company's historical revenues have been attributable to sales of mountain bike front suspension forks. The Company's two principal channels of distribution are: (i) sales to OEMs and (ii) sales to distributors and IBDs (the "retail accessory market"). A large portion of the Company's sales are to a small group of OEM customers. See "Risk Factors--Sales Concentration; Dependence on OEMs."

    The Company has substantial international sales, a significant portion of which include products shipped to Asian manufacturing subcontractors for certain U.S.-based OEMs. The Company believes that a substantial portion of these products are ultimately shipped back to the U.S. and sold domestically by OEMs. The Company recognizes revenue upon shipment of the product and, to date, product returns have not been material.

    The Company's gross margins have remained relatively consistent over the past several years. While gross margins are generally higher on retail accessory market sales compared to OEM sales, OEM sales are much higher volume, which allows the Company an opportunity to capitalize on manufacturing efficiencies. Research, development and engineering costs are expensed as incurred.

    The Company moved its principal operations from North Carolina to California in August 1992. In September 1994, the Company consolidated its operations in its present facilities located in San Jose, California. In 1995, the Company changed its fiscal year end from December 31 to March 31, which more closely corresponds to the Company's product model year and business cycle.

    In March 1995, the Company consummated the Recapitalization, which resulted in Stephen Simons, Paul Turner and certain members of their respective families owning 50% of Holdings Common Stock and MCIT PLC and persons and entities affiliated with The Jordan Company owning the other 50% of Holdings Common
Stock. In order to finance the Recapitalization, the Company incurred approximately $48.5 million of debt. In connection with the Recapitalization, the Company incurred the following expenses during the quarter ended March 31, 1995: (i) initial payments of an aggregate of $4.7 million under the Bonus Plan, of which $2.8 million was included in selling, general and administrative expense and $1.9 million was included in research, development and engineering expense; and (ii) $400,000 of expenses related to the Recapitalization, which were included in selling, general and administrative expense. See "The Recapitalization and the Merger."

RESULTS OF OPERATIONS

    The following table sets forth operations data as a percentage of net sales for the periods indicated.

                                                                    YEARS ENDED DECEMBER
                                                                            31,             YEAR ENDED
                                                                      1993       1994     MARCH 31, 1996
                                                                    ---------  ---------  --------------
Net sales.........................................................    100.0%     100.0%       100.0%
Cost of sales.....................................................     65.0       64.6         64.8
Gross margin......................................................     35.0       35.4         35.2
Selling, general and administrative expenses......................     16.5       11.1         13.4
Research, development and engineering expenses....................      4.9        5.5          4.1
Operating income (loss)...........................................     13.6       18.8         17.7

    FISCAL YEAR ENDED MARCH 31, 1996 (FISCAL 1996) COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994 (FISCAL 1994)

    NET SALES. Net sales increased by approximately 120.3% to $83.5 million in fiscal 1996 compared to $37.9 million in fiscal 1994. (Net sales increased by approximately 97.7% to $83.5 million in fiscal 1996 compared to $42.2 million for the twelve months ended March 31, 1995.) The increase in net sales was primarily due to higher unit volume in fiscal 1996 of both the Company's JUDY product, for which significant shipments began in late fiscal 1994, and the Company's expanded QUADRA product line, which experienced increased demand during fiscal 1996. Sales to OEMs increased by approximately 133.2% to $57.1 million (or approximately 68.4% of net sales) in fiscal 1996 from $24.5 million (or approximately 64.6% of net sales) in fiscal 1994. Net sales to the retail accessory market increased by approximately 96.8% to $26.4 million (or approximately 31.6% of net sales) in fiscal 1996 from $13.4 million (or approximately 35.4% of net sales) in fiscal 1994. The Company does not expect to achieve such high rates of growth in the future. See "Risk Factors -- Sustainability and Management of Growth."

    International sales, a significant portion of which included products shipped to Asian manufacturing subcontractors for certain U.S.-based OEMs, accounted for approximately 48.6% and 49.4% of net sales in fiscal 1996 and fiscal 1994, respectively.

    GROSS MARGIN. Gross margin (gross profit as a percentage of net sales) remained relatively constant at approximately 35.2% in fiscal 1996 compared to approximately 35.4% in fiscal 1994. Increases in facility expenses and provisions for warranty costs and inventory reserves in fiscal 1996 were largely offset by a greater absorption of fixed manufacturing costs due to the higher sales volumes in fiscal 1996 compared to fiscal 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased by approximately 166.5% to $11.2 million (or approximately 13.4% of net sales) in fiscal 1996 from $4.2 million (or approximately 11.1% of net sales) in fiscal 1994 principally due to increased sales and marketing expenses, which related in part to an increase in headcount, provisions for uncollectible accounts receivable, an officer bonus of $1.1 million under the Bonus Plan in fiscal 1996 compared to discretionary bonuses paid to certain officers of approximately $800,000 in fiscal 1994 and certain severance provisions incurred in fiscal 1996.

    As discussed in Note 6 of Notes to Consolidated Financial Statements, the Company incurred officer bonuses of $2.2 million in fiscal 1996 under the Bonus Plan entered into following the Recapitalization (of which $1.1 million was included in selling, general and administrative expense as discussed in the preceding paragraph and $1.1 million was included in research, development and engineering expense as discussed below). As discussed in "Use of Proceeds," the Bonus Plan will be terminated upon completion of the Offering. In the quarter that the registration statement relating to the Offering becomes effective, the Company will incur a one-time pre-tax charge of approximately $7.3 million in connection with the termination of the Bonus Plan.

    RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSE. Research, development and engineering expense increased by approximately 64% to $3.4 million (or approximately 4.1% of net sales) in fiscal 1996 compared to $2.1 million (or approximately 5.5% of net sales) in fiscal 1994. Research, development and engineering expense included an officer bonus in fiscal 1996 of $1.1 million under the Bonus Plan, as discussed above, and a discretionary bonus in fiscal 1994 of approximately $800,000, which was paid to an officer of the Company. Excluding these bonuses, research, development and engineering expense was approximately 2.8% and 3.4% of net sales in fiscal 1996 and fiscal 1994, respectively.

    INTEREST EXPENSE. The Company incurred interest expense of $5.8 million in fiscal 1996 (which included amortization of capitalized financing costs) compared to $21,000 in fiscal 1994. The increase was due to debt issued in connection with the Recapitalization that occurred in March 1995. In the quarter that the registration statement relating to the Offering becomes effective, the Company will incur a one-time pre-tax charge, reflected as an extraordinary item, as a result of the write-off of capitalized financing costs, of approximately $2.5 million in connection with the planned repayment of such debt.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate increased to 37.9% in fiscal 1996 from 33.9% in fiscal 1994 primarily due to a decrease in research and development tax credits and higher state income taxes in fiscal 1996 compared to fiscal 1994.

    FISCAL YEAR ENDED DECEMBER 31, 1994 (FISCAL 1994) COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1993 (FISCAL 1993)

    NET SALES. Net sales increased by approximately 22.5% to $37.9 million in fiscal 1994 compared to $30.9 million in fiscal 1993 primarily due to the introduction of the Company's JUDY product in late fiscal 1994 and continued growth in the Company's QUADRA product line. Sales to OEMs increased by approximately 25.7% to $24.5 million (or approximately 64.6% of net sales) in fiscal 1994 from $19.5 million (or approximately 62.9% of net sales) in fiscal 1993. Net sales to the retail accessory market increased by approximately 17.1% to $13.4 million (or approximately 35.4% of net sales) in fiscal 1994 from $11.5 million (or approximately 37.1% of net sales) in fiscal 1993.

    International sales accounted for approximately 49.4% and 44.5% of net sales in fiscal 1994 and fiscal 1993, respectively. This increase resulted principally from an increase in net sales of products shipped to Asian manufacturing subcontractors for certain U.S.-based OEMs.

    GROSS MARGIN. Gross margin remained relatively constant at approximately 35.4% in fiscal 1994 compared to approximately 35.0% in fiscal 1993. Improvement in fiscal 1994 gross margin was due to increased sales volume, which covered fixed overhead and which was partially offset by increased customer service and materials costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense decreased by approximately 17.4% to $4.2 million (or approximately 11.1% of net sales) in fiscal 1994 from $5.1 million (or approximately 16.5% of net sales) in fiscal 1993. This decrease was principally due to discretionary bonuses paid to certain officers of approximately $800,000 during fiscal 1994 compared to discretionary bonuses paid to certain officers of approximately $1.8 million during fiscal 1993, partially offset by an increase in other marketing expenses in fiscal 1994.

    RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSE. Research, development and engineering expense increased by approximately 35.0% to $2.1 million (or approximately 5.5% of net sales) in fiscal 1994 compared to $1.5 million (or approximately 4.9% of net sales) in fiscal 1993 primarily due to an increase in headcount. Fiscal 1994 includes discretionary bonuses paid to an officer of the Company of approximately $800,000 compared to discretionary bonuses paid to certain officers in fiscal 1993 of approximately $900,000.

    INTEREST EXPENSE. Interest expense was $21,000 in fiscal 1994 compared to $36,000 in fiscal 1993, less than 1% of net sales in both periods.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate decreased to 33.9% in fiscal 1994 from 36.4% in fiscal 1993 principally due to lower state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

    During the past three fiscal years, the Company has satisfied its operating cash needs, other than expenses relating to the Recapitalization, principally through cash flow from operations. Net cash provided by operating activities was $8.5 million during fiscal 1996, which consisted of net income of $5.7 million, depreciation and amortization of $1.7 million, provisions for doubtful accounts and excess and obsolete inventory of $3.5 million and increases in accounts payable and accrued liabilities of $7.6 million offset partially by increases in deferred income taxes of $2.3 million, accounts receivable of $1.7 million and inventories of $6.1 million. Currently, the Company does not generally grant extended payment terms to its OEM or distributor customers, and requires its retail accessory market customers to pay by credit card or cash on delivery. The Company may change this policy in the future in response to competitive or other market conditions.

    Net cash used in investing activities was $4.0 million during fiscal 1996, which consisted of purchases of property, equipment and other assets. The Company expects that its capital expenditures will increase to approximately $7 million in fiscal 1997.

    In March 1995, the Company effected the Recapitalization. See "The Recapitalization and the Merger." Net cash used by financing activities was $4.0 million during fiscal 1996, which consisted of a $2.5 million reduction in long-term debt, a $1.3 million payment to satisfy all revolving loans under the Existing Credit Facilities and a $250,000 repayment of a note held by a stockholder. At March 31, 1996, the Company had working capital of $2.3 million and had available a $6.0 million line of credit. The Company intends to replace the Existing Credit Facilities with the New Credit Facility on or after consummation of the Offering. See "Use of Proceeds."

RECENT ACCOUNTING PRONOUNCEMENTS

    During March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), which requires the Company to review for impairment of long-lived assets and, in certain situations, recognize an impairment loss. SFAS No. 121 will become effective for the Company's fiscal year ending March 31, 1997. The Company has studied the implications of SFAS No. 121 and, based on its initial evaluation, does not expect SFAS No. 121 to have a material impact on the Company's financial condition or results of operations.

    During October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which established a fair value-based method of accounting for stock-based compensation plans. The Company is currently following the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company plans to adopt SFAS No. 123 utilizing the disclosure alternative during fiscal 1997.

SELECTED QUARTERLY FINANCIAL DATA; SEASONALITY

    The following table presents selected quarterly financial information for the last eight fiscal quarters. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of the results for such quarters. The operating results for any quarter are not necessarily indicative of the results for any entire year.

                                                                     QUARTER ENDED:
                           ---------------------------------------------------------------------------------------------------
                            JUNE 30,     SEPTEMBER 30,   DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                              1994           1994            1994          1995         1995          1995           1995
                           -----------  ---------------  -------------  -----------  -----------  -------------  -------------
                                                                     (IN THOUSANDS)
Net sales................   $   6,853      $   7,568       $  13,543     $  14,279    $  18,784     $  21,258      $  23,223
Gross margin.............       2,281          2,596           4,752         4,689        6,420         7,493          8,363
Operating income
 (loss)..................         768            767           3,103        (2,938)       3,087         3,976          5,337


                            MARCH 31,
                              1996
                           -----------

Net sales................   $  20,244
Gross margin.............       7,123
Operating income
 (loss)..................       2,378

    Because of the Company's rapid and substantial growth, historical quarterly operating results do not reflect management's expectations of future quarterly operating results. Management believes that future operating results will fluctuate on a quarterly basis due to a variety of factors, including seasonal cycles associated with the bicycle industry; the effects of weather conditions on consumer purchases; the timing of orders from OEMs, distributors and IBDs; the number and timing of new product introductions; and changes in the mix of products ordered and re-ordered by OEMs, distributors and IBDs. Management anticipates that the Company's sales will normally be lowest in its first and fourth fiscal quarters, which end on June 30 and March 31, respectively. See "Risk Factors--Quarterly Fluctuations in Operating Results; Forecasting of OEM Orders."

                                    BUSINESS

    RockShox is the worldwide leader in the design, manufacture and marketing of high performance bicycle suspension products. The Company developed the first widely accepted front suspension fork for the mountain bike industry, and, through a series of new product introductions, has continued to be at the forefront of the design and development of bicycle suspension. The Company, which currently manufactures both front suspension forks and rear shocks for mountain bikes, has combined technical innovation with high quality products and creative marketing to establish one of the most widely recognized brand names in the bicycle industry. In a 1995 BICYCLING MAGAZINE readers' survey, 45% of the respondents who owned a suspension fork owned a ROCKSHOX manufactured product--more than twice the share of the next leading manufacturer--and more than 65% of the respondents who planned to purchase a suspension fork within the next two years planned to purchase a ROCKSHOX suspension fork.

    The Company's sales have grown rapidly, from approximately $6 million in fiscal 1991 to approximately $83.5 million in fiscal 1996, a compound annual growth rate of approximately 85.5%. The Company believes that its growth has been the result of increasing market acceptance of bicycle suspension worldwide and, more specifically, growing demand for ROCKSHOX suspension products. From 1992 to 1996, the number of mountain bike models available in the U.S. with suspension has increased from approximately 80 to over 660. The Company has been a key contributor to this growth, with ROCKSHOX components now specified on over 460, or more than 60%, of these 1996 suspension-equipped mountain bike models. The Company believes that significant opportunities for growth continue to exist worldwide since the number of mountain bikes sold with suspension, while rapidly increasing, represented only 17% of all mountain bike units sold domestically by IBDs in 1995. The Company further believes that the market penetration of suspension-equipped mountain bikes is even lower internationally.

    RockShox currently markets ten front suspension forks and three rear shocks under its JUDY, INDY, QUADRA, MAG and DELUXE product lines. The Company's products have been repeatedly recognized by the bicycle industry for their innovative design and superior performance. Since introducing its first suspension fork in 1989, the Company has received numerous awards for its technical advances and the overall desirability of its products. See "--Product Awards." As further evidence of the advanced design and technical benefits of its products, the Company anticipates that ROCKSHOX suspension will be used by many of the mountain bike racers competing in the 1996 Olympic Games in Atlanta.

    Approximately two-thirds of the Company's sales are to OEMs, including Trek, GT and Specialized, who incorporate ROCKSHOX branded components as part of new, fully-assembled mountain bikes sold worldwide. The Company is the primary supplier of front suspension forks to eight out of the ten leading OEMs selling through domestic IBDs. Management believes that OEM customers recognize the strength of the Company's brand name as a deciding factor in the consumer's choice of mountain bikes. In addition, the Company believes that OEMs choose RockShox for product innovation and quality as well as reliable worldwide distribution and service.

    The Company's products are also sold as an accessory component to consumers through a network of over 10,000 IBDs worldwide. According to a Company-sponsored survey, more than 94% of responding domestic IBDs identified ROCKSHOX as the leading brand of suspension product sold in their stores and management believes that the Company enjoys a similar retail presence internationally. The Company's front suspension forks and rear shocks are generally priced to consumers from $199 to $649 and from $199 to $289, respectively.

OPERATING STRATEGIES

    The Company believes that it currently has the leading market share in front suspension forks and is a major participant in the developing market for rear shocks. The Company has established and continues to enhance its position as the worldwide leader in the design, manufacture and marketing of high performance bicycle suspension products through the following operating strategies:

    - INNOVATIVE PRODUCT DEVELOPMENT. Management believes that no other company has been as successful as RockShox in bringing to market a series of new and innovative mountain bike suspension products.

      From the original oil-damped RS1 fork introduced in 1989 to the new generation of the JUDY cartridge system, RockShox has successfully maintained its leadership in the growing mountain bike suspension market. In the current model year, the Company has introduced six new products, including the INDY product line, and has incorporated design improvements in a number of its more seasoned product offerings. The Company supports its research and development efforts with a team of 14 product development professionals, sophisticated computer-based design tools and an advanced product testing center.

    - WIDELY RECOGNIZED BRAND NAME AND DISTINCTIVE IMAGE. The Company has one of the leading brand names in the bicycle industry and is closely identified with the mountain biking culture. Every front suspension fork sold by the Company today, including components sold as part of OEM mountain bikes, prominently displays the ROCKSHOX brand name. The Company promotes its brand name and image through focused marketing programs, including sponsorship of mountain bike race teams and creative advertising in a variety of U.S. and international bicycle publications. The Company's brand name and products receive further promotion through inclusion in many OEM advertisements and frequent editorial references in cycling publications.

    - STRONG RELATIONSHIPS WITH OEMS AND IBDS. The Company has become an increasingly important supplier to leading mountain bike OEMs worldwide. The Company's products are currently included on more than 60% of the mountain bike models sold with suspension in the U.S., according to MOUNTAIN BIKE MAGAZINE'S 1996 annual industry survey. Management believes that its OEM customers recognize the strength of the ROCKSHOX name as a deciding factor in the consumer's choice of mountain bikes. The Company supports its OEM customer relationships with joint product development and global distribution and service. The Company's products, both as part of an OEM mountain bike or as an accessory item, are sold to consumers through a network of over 10,000 IBDs worldwide. Management believes that ROCKSHOX is the leading brand of suspension product sold by IBDs, and that IBD enthusiasm for ROCKSHOX has contributed to consumer acceptance of the Company's suspension products. The Company maintains its strong position among IBDs in a variety of ways, ranging from unique point-of-sale materials to worldwide warranty support.

    - PRODUCT LINE EXPANSION AND BRAND SEGMENTATION. The Company has successfully expanded the market for mountain bike suspension by extending its product line and segmenting its brands to address a growing range of price points and performance needs. In 1992, the Company offered only two suspension forks and participated in a narrow market segment represented by mountain bikes that retailed for over $1,000. Today, RockShox offers ten front suspension forks under four different product lines and has effectively expanded the primary market for its products to mountain bikes that retail from $600 to more than $2,500. The Company believes its broad and segmented product lines enable RockShox to leverage its design and manufacturing capabilities to meet the cost and performance needs of its customers at various price points while maintaining brand name integrity.

    - INCREASINGLY EFFICIENT DESIGN AND MANUFACTURING PROCESSES. The Company constantly seeks increased productivity in its product development and manufacturing activities. Continuing improvements in product design as well as the Company's ability to bring critical manufacturing processes in-house have generated significant operating efficiencies. As a result, the Company has been able to expand the target market for its products by introducing more moderately-priced suspension products without experiencing a material change in its overall gross margin. Management believes that the Company's emphasis on design and manufacturing improvements will continue to be a critical factor in RockShox's ability to expand the market for its products and to compete internationally.

GROWTH STRATEGIES

    The Company has developed the following growth strategies to capitalize on its strong brand name, successful products and operating capabilities:

    - CAPITALIZE ON THE ONGOING GROWTH OF HIGH-END MOUNTAIN BIKE SEGMENT. The Company believes that the high-end of the mountain bike market will continue to grow at a faster rate than the overall bicycle market, creating the opportunity for increased sales of suspension products. According to BMRI, mountain bikes retailing for $600 or more in the U.S. experienced cumulative unit sales growth of approximately 33% from 1992 to 1995, and this segment of the market is expected to continue to grow in the coming year. Furthermore, bicycle suspension, including ROCKSHOX, has achieved significant market penetration among these higher priced mountain bikes. The Company believes that it is well positioned to capitalize on the anticipated growth of the high-end mountain bike market based on its existing market penetration and leadership, widely recognized brand name, innovative and high quality products, and strong OEM relationships.

    - PURSUE FAST GROWING FULL SUSPENSION MARKET. According to MOUNTAIN BIKE MAGAZINE, the number of mountain bike models available in the U.S. with full suspension has grown from 39 in 1992 to 216 in 1996. The Company recently introduced its DELUXE line of rear shocks, which complements its front suspension forks and allows the Company to participate fully in the growing demand for full suspension mountain bikes. Since it is generally not possible to retrofit a mountain bike with rear suspension, management believes that consumer interest in full suspension should generate incremental demand for new mountain bikes. This demand for new, full suspension mountain bikes should lead to additional sales of the Company's well-established front suspension forks as well as provide a growing market for its newly introduced rear shocks.

    - EXPAND INTO THE HIGHER-VOLUME, MID-PRICED MOUNTAIN BIKE SEGMENT. Most of the Company's products are included on higher-priced mountain bikes that retail for $600 or more. According to BMRI, approximately 17% of all mountain bike units sold in the U.S. by IBDs during 1995 were priced at $600 or above, and 80% of these units included suspension. In contrast, approximately 83% of mountain bikes sold by IBDs in 1995 were priced under $600 and, while suspension is becoming more common on such bikes, less than 15% included suspension. Management believes that the demand for suspension on mountain bikes priced below $600 is potentially significant and growing rapidly. The Company intends to continue to broaden its product line within its existing distribution channels to capture more of this high-volume, mid-priced mountain bike market. The Company recently repositioned, and is already experiencing success with, its QUADRA suspension fork, which is priced to be incorporated on OEM mountain bikes that retail for as low as $475.

    - LEVERAGE BRAND NAME IN NEW PRODUCT CATEGORIES. Management believes that the performance and comfort of suspension can be applied to bicycles other than mountain bikes. The Company is currently designing new suspension forks for other types of bicycles, including road and trekking bikes, and expects to introduce a new road fork on a limited basis in fiscal 1997. The Company also anticipates that it may develop new products and from time to time evaluate acquisition opportunities to expand its product lines, including the possible development or acquisition of non-suspension bicycle component product lines. See "Risk Factors--New Product Introductions."

INDUSTRY OVERVIEW

    BICYCLING. BMRI estimates that approximately 12 million bicycles (excluding juvenile bikes) were sold in the United States in 1995, representing approximately $2.2 billion of retail sales. Although unit sales of bicycles in the U.S. have increased less than 7% since 1993, the average retail price per bicycle during this same time period has increased more than 26% to $183. The Company believes the average retail price per bicycle has increased in recent years as consumers have "traded-up" to purchase new bicycles with more advanced performance features, including suspension.

    Limited information is available regarding the sale of bicycles in international markets; however, it is estimated that 114 million bicycles were produced worldwide in 1995. The Company believes the two largest international bicycle markets are Western Europe and Japan, where approximately 18 million and
8.5 million bicycles were sold in 1994, respectively.

    Bicycles are sold through two primary retail channels: mass merchandise retailers and IBDs. In the United States, mass merchandise retailers typically sell lower priced bicycles that retail for under $400 (the average price per bicycle sold by mass merchandise retailers in 1995 was $105) with minimal service. In contrast, IBDs typically sell higher quality, higher priced bicycles with full service and sales support. IBD retail prices can exceed $2,500 with an average price in 1995 of $349. IBDs (including general sporting goods stores), which accounted for 27% of U.S. unit sales and 48% of U.S. bicycle retail dollars in 1993, are increasingly becoming the preferred channel for bicycle purchases, and, in 1995, accounted for 32% of U.S. unit sales and 61% of U.S. bicycle retail dollars.

    IBDs sell new, fully-assembled OEM bicycles as well as a wide range of bicycle performance accessories and products. Leading OEMs selling through IBDs include Trek, Schwinn Cycling and Fitness, Inc. ("Schwinn"), Specialized, Cannondale Corporation ("Cannondale") and GT, all of which are customers of the Company. Whether included as part of an OEM's fully-assembled mountain bike or as an aftermarket accessory, RockShox suspension products are only available to consumers through IBDs.

    MOUNTAIN BIKES. BMRI estimates that approximately eight million mountain bikes were sold in the United States in 1995, representing approximately $1.6 billion of retail sales. As a percentage of all bicycles sold in the U.S., sales of mountain bikes have increased from approximately 54% of units in 1992 to approximately 67% of units in 1995 and from approximately 58% of retail dollars in 1992 to approximately 72% of retail dollars in 1995. In addition, management believes the international popularity of mountain biking is growing and mountain bikes now represent a significant share of the international bicycle market. The growth in popularity of mountain bikes is attributable, in part, to the superior comfort of mountain bikes as compared to road bicycles as well as the dramatically increased terrain available for mountain biking versus other types of cycling.

    According to BMRI, over 2.1 million mountain bikes were sold by IBDs in the U.S. in 1995 at an average price of $425. According to BMRI, during the same period another four to five million mountain bike units were sold by IBDs in Western Europe. Management believes that there has been a general trend of increasing sales and increasing average selling price for mountain bikes, which has benefitted IBDs worldwide over the past several years.

    The growth of the high performance segment of the mountain bike market has been a major factor in the overall strength of IBD mountain bike sales worldwide. BMRI estimates that unit sales of mountain bikes with a retail price over $600 by IBDs in the U.S. have increased by 33% from 1992 to 1995, and management believes a similar trend has occurred over the same period in the international market. The recent popularity of the more expensive mountain bikes is due in large part to innovations such as lighter frames and suspension, which attract both first-time buyers and consumers "trading-up" to obtain more advanced performance features.

    Despite recent growth, high priced mountain bikes still represent a small part of the overall mountain bike market as measured by units. Most mountain bikes sold by domestic IBDs retail for under $600 per unit as follows:

                                                                             1995 U.S. IBD
                                                                          MOUNTAIN BIKE SALES
                                                                     ------------------------------
                                                                          UNITS
RETAIL PRICE POINT                                                   (IN THOUSANDS)    % OF TOTAL
- -------------------------------------------------------------------  ---------------  -------------
$600 and over......................................................           360              17%
$599 and under.....................................................         1,760              83%
                                                                            -----             ---
    Total..........................................................         2,120             100%
                                                                            -----             ---
                                                                            -----             ---

       Source: BMRI

    SUSPENSION. According to BMRI, approximately 360,000 suspension-equipped mountain bikes were sold by IBDs in the United States in 1995. The average retail price of a suspension-equipped mountain bike sold in 1995 through domestic IBDs was $925, and over 80% of all mountain bikes sold domestically for $600 or more included suspension as standard equipment. The significant market penetration of suspension at the high-end of the mountain bike market reflects the industry's success in developing suspension products for performance-oriented mountain bike enthusiasts and racers. Management believes that an opportunity is now emerging to design suspension products for the broader, mid-priced market. Since 1992, an increasing number of mountain bike models priced below $600 are being sold with suspension, as demonstrated below:

         NUMBER OF MODELS DESIGNED BY OEMS WITH SUSPENSION AVAILABLE IN THE U.S.
- ------------------------------------------------------------------------------------------
RETAIL PRICE POINT                                                   1992         1996
- ----------------------------------------------------------------     -----        -----
$600 or more....................................................          84          608
$599 or less....................................................           0           56
                                                                          --
                                                                                      ---
    Total.......................................................          84          664
                                                                          --
                                                                          --
                                                                                      ---
                                                                                      ---

       Source: MOUNTAIN BIKE MAGAZINE

Today, less than 15% of mountain bikes sold for under $600 in the U.S. by IBDs include suspension, but management expects market penetration in this price segment to increase dramatically over the next several years following the pattern established at the high-end of the mountain bike market.

    In addition, full suspension bike models, which have a front suspension fork and a rear shock, are becoming increasingly common. According to MOUNTAIN BIKE MAGAZINE, mountain bike models available in the U.S. with full suspension have increased from 39 in 1992 to 216 in 1996. Management expects full suspension to gain increased market share and achieve substantial market penetration, first on mountain bikes priced above $1,000 and, eventually, on mountain bikes at lower price points.

    While suspension has grown in popularity in recent years, a number of manufacturers of suspension products have withdrawn from the market. These former manufacturers of suspension products were primarily mountain bike OEMs who produced suspension products under their own brand name for their own use. Management believes these OEMs withdrew from the suspension market because they could not develop the necessary technical proficiency, cost efficiency or brand name recognition to compete with other suspension manufacturers.

CORPORATE HISTORY

    RockShox was founded by Steve Simons and Paul Turner in 1989. Their interest in suspension technology preceded the founding of RockShox by many years, and can be traced back to their independent experiences as designers of high performance products in the motorcycle industry.

    In 1977, Mr. Simons founded a company that specialized in the design and production of advanced motorcycle suspension products, including the manufacture of motorcycle front forks. Through this venture, Mr. Simons obtained patents on two of his suspension fork designs, and became known for his technical and manufacturing expertise relating to motorcycle suspension. During this same period, Mr. Turner worked for the Honda motocross team and, subsequently, became an independent consultant in the motorcycle industry.

    In 1988, Mr. Turner, who had become increasingly interested in mountain bike competition, approached Mr. Simons with a prototype of a mountain bike suspension fork for which Mr. Turner needed production advice. Messrs. Simons and Turner took this prototype and created a commercially-viable bicycle component ready for production. This suspension fork, the RS1, was introduced at a bicycle trade show in January 1989. Several months later, RockShox was incorporated in North Carolina. The original stockholders of RockShox included Messrs. Simons and Turner as well as Dia-Compe, Inc., a U.S. subsidiary of a Japanese bicycle parts manufacturer ("Dia-Compe"), which provided start-up capital, manufacturing facilities and administrative support for the venture.

    In July 1992, Dia-Compe was divested by its parent and, in turn, sold its interest in RockShox to Mr. Simons and his wife, Debra Simons. The Company then moved its principal operations from North Carolina to California. In September 1994, the Company consolidated its operations into its present facilities located in San Jose, California.

    Recognizing both the opportunities and challenges of managing and operating a high-growth company, Messrs. Simons and Turner decided to seek a partner to support their efforts and strengthen the Company's management team. In March 1995, the Company was recapitalized in a transaction with The Jordan Company. As a result thereof, Messrs. Simons and Turner and certain members of their respective families became equal owners in the Company with MCIT PLC and certain persons and entities affiliated with The Jordan Company. See "The Recapitalization and the Merger." In addition, the Company has recently made several significant additions to its management group. See "Management--Directors, Executive Officers and Key Employees."

PRODUCTS

    ROCKSHOX suspension products are generally designed to enhance riding performance and comfort, and include front suspension forks and rear shocks based on elastomer, hydraulic and spring coil technologies. The Company's bicycle suspension systems incorporate two functional components: a spring and a damper. The spring function absorbs the impact of rough terrain and returns the fork to its original position after compression. The damper also absorbs impact and moderates the movement of the fork as it returns to its original position. As a result, suspension mitigates the impact of rough terrain and provides better wheel contact with the riding surface, especially on off-road or nonpaved surfaces, enabling the cyclist to ride with more speed, comfort and control.

    Every ROCKSHOX fork uses aerospace alloys and features adjustable suspension, a progressive spring rate, structural rigidity, low weight and durable construction. Adjustable suspension allows the rider to fine-tune the fork's performance to accommodate weight, skill level and performance objectives. Key to any suspension system is the spring rate, which allows the front suspension fork to move easily over small bumps but not "bottom out" over larger ones. The structural rigidity of ROCKSHOX suspension forks improves the rider's ability to control the bike, while low weight enhances overall bicycle performance. Every ROCKSHOX fork is covered by a one-year limited warranty.

    The 1997 models represent the Company's broadest line of product offerings to date. For the 1997 model year, the Company has ten front suspension forks, including five new forks, and three rear shocks, including one new rear shock. All of the Company's products that were introduced prior to the current product year have experienced model year modifications or upgrades since they were originally introduced.

    The following tables summarize the Company's 1997 product offerings of front forks and rear shocks:

                                  FRONT FORKS

                TYPICAL
              RETAIL BIKE      SUGGESTED                                             WEIGHT FOR       DATE OF
                 PRICE      RETAIL PRICE IN                         SUSPENSION        STANDARD        ORIGINAL
1997 MODEL     POINT(1)     ACCESSORY MARKET    INTENDED USE        TECHNOLOGY      CONFIGURATION   SHIPMENT(2)
- -----------  -------------  ----------------  ----------------  ------------------  -------------  --------------
QUADRA 5     $475-$800      Not offered at    Recreational;     Elastomer           3.2 pounds     May 1994
                            retail            Light Terrain
INDY C       $500-$850      $199              Recreational;     Coil/Solid          3.25 pounds    April 1996
                                              Moderate Terrain  Urethane
INDY XC      $600-$1,200    $239              Cross-Country;    Coil/Multicellular  3.1 pounds     May 1996
                                              Moderate Terrain  Urethane ("MCU")
INDY SL      $900-$2,000    $359              Cross-Country;    Coil/MCU            2.7 pounds     June 1996
                                              Moderate Terrain
MAG 21       $850-$1,200    $299              Cross-Country;    Air/Oil             3.0 pounds     September 1992
                                              Moderate Terrain
JUDY C       $900-$2,000    Not offered at    Cross-Country;    Cartridge           3.25 pounds    July 1996
                            retail            Extreme Terrain
JUDY XC      $1,100-$2,500  $399              Cross-Country;    Cartridge           2.95 pounds    September 1994
                                              Extreme Terrain
JUDY DH      $1,500+        $549              Downhill Racing   Cartridge           3.5 pounds     September 1994
JUDY SL      $1,600+        $649              Cross-Country;    Cartridge           2.7 pounds     September 1994
                                              Extreme Terrain
JUDY DHO     $2,000         $1,000            Downhill Racing   Cartridge           4.2 pounds     Fall 1996

                                                   REAR SHOCKS

                TYPICAL
              RETAIL BIKE      SUGGESTED                                             WEIGHT FOR       DATE OF
                 PRICE      RETAIL PRICE IN                         SUSPENSION        STANDARD        ORIGINAL
1997 MODEL     POINT(1)     ACCESSORY MARKET    INTENDED USE        TECHNOLOGY      CONFIGURATION   SHIPMENT(2)
- -----------  -------------  ----------------  ----------------  ------------------  -------------  --------------
DELUXE       $1,000-$1,200  Not offered at    Recreational      Coil over           0.71 pounds    June 1995
                            retail                              hydraulic damper
COUPE        $1,200-$1,700  $199              Cross-Country/    Coil over           0.71 pounds    July 1996
DELUXE                                        Downhill          hydraulic damper
SUPER        $1,700+        $289              Cross-Country/    Coil over           0.79 pounds    June 1995
DELUXE                                        Downhill Racing   hydraulic damper
                                                                with oil reservoir

- ------------------------------
(1) The typical retail bike price point represents management's estimate of the retail price range for OEM mountain bikes that include the indicated product.

(2) Following their introduction, models are generally upgraded and revised each year.

    The following describes the Company's 1997 model year product offerings:

        QUADRA

        The QUADRA product line has been offered by the Company since 1992 and, in 1995, BICYCLING MAGAZINE recognized the QUADRA 21R as the "best value" in front suspension forks. Building on this reputation for providing suspension performance at a moderate price, the Company repositioned the line to capture more of the mid-priced OEM mountain bike market. As a result, the line includes only one offering in 1997, the QUADRA 5, which is targeted at recreational and mid-performance cyclists. The QUADRA 5 utilizes an elastomeric damper to provide reliable performance and has low maintenance requirements. The fork is not currently available as a retail accessory, and has been targeted for inclusion on OEM mountain bikes that retail between $475 and $800.

        INDY

        The INDY line was introduced for the 1997 bicycle model year. The INDY series is comprised of three suspension forks: the INDY C, the INDY XC and the INDY SL. These forks are targeted at cyclists who spend between $500 and $2,000 on a mountain bike. All three INDY forks utilize a combination spring coil/ urethane elastomer system that allows for a responsive ride while maintaining a relatively low fork weight for its price range. Management believes that INDY technology and design delivers significant performance at a moderate price. The INDY product line retails to consumers from approximately $199 for the INDY C to approximately $359 for the INDY SL.

        MAG

        The MAG line is targeted at high-performance and professional cyclists who spend more than $850 on a mountain bike. The MAG line utilizes an air/oil hydraulic damper and uses RockShox's exclusive STATIC LOCKOUT to minimize energy absorption and fork contraction during pedaling. The MAG 21 is the only fork currently sold under the MAG line. The MAG 10, MAG 21 SL and MAG 21 SL/TI forks previously in this line were superseded in the 1995 model year by the Judy line.

        JUDY

        In 1994, the Company introduced the Judy line, which was recognized at such time by VELO NEWS as the "Technical Development of the Year" in the bicycle industry. The JUDY product line is based on an adjustable hydraulic damper cartridge unit in which the damping mechanism is sealed in a replaceable cartridge. For 1997, the JUDY line consists of five forks: the JUDY C, the JUDY XC, the JUDY SL, the JUDY DH and the JUDY DHO. The JUDY C, a recent addition to the JUDY product line, can be purchased only by OEMs and is currently not available as a retail accessory. The JUDY XC retails for approximately $399 and is targeted at racing and other performance enthusiasts. The JUDY SL weighs only 2.7 pounds, retails for approximately $649 and is designed for cyclists who demand premium performance with minimum weight and who spend in excess of $1,600 on a mountain bike. The JUDY DH retails for approximately

    $549 and is a more rigid, heavy-duty fork, specifically designed to meet the demanding requirements of the downhill racer. The JUDY DHO is the Company's newest downhill racing fork and is expected to retail for approximately $1,000.

        DELUXE REAR SHOCKS

        In the 1996 model year, the Company introduced the DELUXE line, its first rear suspension products to be incorporated on full suspension bicycles. The DELUXE series has been expanded for the 1997 model year, and consists of three rear shocks: the DELUXE, the COUPE DELUXE and the SUPER DELUXE. All three rear shocks feature oil damped, nitrogen charged suspension technology, and allow the Company to target a variety of performance levels in the emerging full suspension mountain bike market. The Company's rear shocks retail from approximately $199 for the COUPE DELUXE to approximately $289 for the SUPER DELUXE.

PRODUCT AWARDS

    Management believes that improvements in RockShox's existing suspension products and the development of new product designs and technologies are necessary for the Company's continued success and growth. The Company is generally recognized as an industry leader in product development and design, and has won numerous awards for its products, including the following:

  YEAR             MAGAZINE             PRODUCT                                   AWARD
- ---------  ------------------------  --------------  ----------------------------------------------------------------
1989       BICYCLING GUIDE MAGAZINE  RS1             "Best of 1989"
1993       MOUNTAIN BIKE             QUADRA 21R      "Best Product Tried This Year"
                                     ROCKSHOX forks  "Cycling Product Most Likely to Top Your Wish List This
                                                     Year"
1994       VELO NEWS                 JUDY            "Technical Development of the Year"
1995       BICYCLING MAGAZINE        QUADRA 21R      "Best Value Fork"
           BUYERS GUIDE              JUDY XC         "Best Overall Fork"
1995       MOUNTAIN BIKE             JUDY SL         "Favorite Suspension Fork"
                                     JUDY SL         "Cycling Product Most Likely to Top Your Wish List This
                                                     Year"
1995       AUGUST BIKE MAGAZINE      MAG 21          "Winner: Fork Fatigue Test"
           (Germany)

RESEARCH AND PRODUCT DEVELOPMENT

    Management believes that the Company's commitment to product innovation, research and development is one of the most significant in the bicycle suspension industry. As of June 30, 1996, the Company's product development activities, based in San Jose, California, were supported by 14 professionals, including nine project engineers, who utilize an array of sophisticated design and analytical tools. Development for each major product line (e.g., JUDY, INDY, etc.) is headed by a senior level project engineer with assistance from at least one other project engineer. In addition, the Company has an ongoing advanced materials/ technologies program led by its engineering manager, which investigates and applies materials and processes not currently used in the manufacture of current products.

    The Company maintains a testing center in San Jose, California to collect data and test designs prior to commercial introduction. The testing center is staffed by two technicians and managed by a senior project engineer, who perform various fatigue, impact and cycle tests on components and assembled prototypes during the design process. In addition, the Company operates a field test site in Santa Cruz, California to provide in-use data on new products. Management believes that these testing facilities and procedures allow the Company to design superior suspension products and provide a competitive advantage with regard to product quality and safety.

    The product development process usually begins one to two years prior to the expected commercial introduction of a new product, and generally focuses on having a product ready for distribution at the start of the applicable model year. In addition, short-term projects involving annual upgrades of existing products and improvements to manufacturing processes occur regularly. New product ideas come from a variety of sources, including feedback from mountain bike race teams, OEMs, consumers and the Company's employees. Products are developed using design and engineering software tools that provide full parametric three-dimensional modeling and finite element analysis, allowing for computer optimization of structures and greatly reducing the time required to develop and prototype designs. Currently, an interdepartmental team, including representatives from the Company's engineering, manufacturing, and, in certain cases, sales and marketing departments, is established at the beginning of every development project. Management believes this interdepartmental approach to product development reduces the time necessary to bring a successful product to market.

    Current areas of focus for product development include, among others, (i) research in the area of new materials and processes to reduce the cost and improve the performance of the Company's current products; (ii) the continuation of the development of rear suspension products; (iii) the introduction of products appropriately priced for the mid-priced segment of the mountain bike market; and (iv) the design of new products, including suspension systems for road and trekking bikes. The Company's future success will depend, in part, upon its continued ability to develop and successfully introduce new and popular bicycle suspension products and other types of bicycle components. There can be no assurance that the Company will introduce any new products or, if introduced, that any such products will be commercially successful. See "Risk Factors--New Product Introductions."

    Research and product development expenditures in fiscal years 1993, 1994 and
1996  were  approximately   $1.5  million,  $2.1   million  and  $3.4   million,
respectively.

MANUFACTURING

    All manufacturing is done in the Company's San Jose facilities on multiple, continuous flow assembly lines. These lines are computer-controlled and are comprised of a combination of automated and manual assembly stations supported by satellite subassembly operations. The assembly lines are designed for efficiency and can potentially produce a complete suspension fork every 20 seconds. In addition to assembly activities, the Company does some machining of parts on-site. Management reviews manufacturing processes available through sub-contractors to determine if opportunities exist to re-engineer such processes and to bring them in-house. To this end, the manufacturing department has its own engineering function, which is currently carried out by four engineers and six technicians. Typically, RockShox brings certain machining operations into the Company on the basis of cost, quality control, lead-time and the critical nature of the subcomponent in achieving production efficiencies. Such in-house machining is generally performed on specialized equipment designed and built by the Company's manufacturing engineers and subcontractors.

    As of June 30, 1996, manufacturing included approximately 220 non-unionized employees plus approximately 100 temporary hires brought in during the peak building season from June through January. The Company generally operates on a single shift, adding a second shift when needed. Extensive training occurs so supervisors and lead assemblers can manage their own work areas and monitor product quality. In addition, computerized testing and statistical process control are used to maintain and measure product quality during the assembly process. Finished products are also tested in the Company's product development test center.

    The Company works closely with a variety of vendors to meet its production needs, including machine shops, die casters, forging houses, tube manufacturers and injection molders. Currently, all of the Company's major suppliers are based in the U.S. The Company continually reviews its vendor relationships with regard to cost, delivery and quality. During fiscal 1996, the Company purchased $8.5 million of machined fork crowns from its largest vendor. See "Certain Transactions--Other."

    Production planning starts with a general forecast several months before the beginning of the model/ fiscal year. This general forecast is then turned into a more complete, time-phased forecast by customer and suspension product, which guides initial planning for parts and labor requirements. As the year progresses, the forecast is constantly reviewed and compared with actual customer orders. Manufacturing inventory levels are currently managed through an Integrated ERP (Enterprise Resource Planning) Package. The Company is in the process of shifting to Graphical User Interface based system, a software package that management believes should enhance manufacturing flexibility.

    The Company's policy is to require firm purchase orders from OEMs 60 days prior to shipment, which generally allows the Company to manufacture product against a known backlog. As of June 30, 1996, the Company's backlog was approximately $21.9 million. Substantially all of the Company's backlog orders are expected to be filled within 90 days, although there can be no assurance that all such backlog orders will be filled within that time period.

    See "Risk Factors--Sales Concentration; Dependence on OEMs," "--Quarterly Fluctuations in Operating Results; Forecasting of OEM Orders" and "--Dependence on Suppliers; Manufacturing Risks"

SALES AND DISTRIBUTION

    The Company's products are primarily sold to OEMs, who incorporate ROCKSHOX branded components as part of new, fully-assembled mountain bikes sold worldwide, and through distributors or, in some cases, directly to IBDs, each of whom serve the retail accessory market. For the fiscal year ended March 31, 1996, approximately 68% of the Company's total net sales were to OEMs and approximately 32% were to distributors and IBDs. OEM customers have become increasingly important to the Company as bicycle suspension has evolved from an accessory niche component into standard equipment on better quality mountain bikes. The following table demonstrates the historical shift in the Company's customer base and product distribution:

                                                                     TWELVE MONTHS ENDED
                                   ----------------------------------------------------------------------------------------
                                        DECEMBER 31, 1993             DECEMBER 31, 1994               MARCH 31, 1996
                                   ----------------------------  ----------------------------  ----------------------------
                                     NET SALES                     NET SALES                     NET SALES
                                        (IN           % OF            (IN           % OF            (IN           % OF
                                    THOUSANDS)      NET SALES     THOUSANDS)      NET SALES     THOUSANDS)      NET SALES
                                   -------------  -------------  -------------  -------------  -------------  -------------
OEMs.............................    $  19,479            63%      $  24,482            65%      $  57,103            68%
Distributors and IBDs............       11,462            37%         13,418            35%         26,406            32%
                                   -------------         ---     -------------         ---     -------------         ---
    Total........................    $  30,941           100%      $  37,900           100%      $  83,509           100%
                                   -------------         ---     -------------         ---     -------------         ---
                                   -------------         ---     -------------         ---     -------------         ---

    Management believes that the Company's products play an important role in the sale of OEM bikes and that OEMs are aware of the influence that the ROCKSHOX brand name has on a consumer's selection of a mountain bike. Every front suspension fork sold today to OEMs prominently displays the ROCKSHOX name. In addition to its strong brand name, the Company believes that OEMs also choose ROCKSHOX for product innovation, reliability and quality. The Company further solidifies its OEM relationships by providing a high level of customer service, ranging from early stage engineering and design support to worldwide distribution and aftermarket service for its products.

    The Company currently sells to over 150 OEM accounts worldwide. While the OEM market is fragmented, according to BMRI, ten leading OEM brands represent over 75% of bicycle sales dollars generated through domestic IBDs. Management believes that these OEMs also represent a significant portion of better quality mountain bikes sold worldwide. All of these leading OEMs are customers of the Company and eight of the ten rely on RockShox as their primary supplier of front suspension forks. The Company has substantial international sales, a significant portion of which include products shipped to Asian manufacturing subcontractors for certain U.S.-based OEMs. See "Risk Factors--Sales Concentration; Dependence on OEMs," "--International Business and Sales" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

    The sales process for OEM customers begins in January and February with presentations of the Company's product line for the coming model year. Typically, the Company learns between April and June if its products have been specified on various OEM bike models and of OEM volume expectations per model, although such estimates are subject to significant adjustment throughout the year. Shipments are then made directly to OEMs or to their subcontractors (typically bicycle frame manufacturers located in Asia) beginning in the April-June quarter and peaking in the July-September quarter. OEM sales slow down in the second half of the Company's fiscal year and are principally comprised of OEM reorders, which the

Company believes primarily reflect the popularity and sell-through rates of various OEM mountain bikes that incorporate ROCKSHOX components. See "Risk Factors -- Quarterly Fluctuations in Operating Results; Forecasting of OEM Orders."

    Sales to distributors and IBDs generally trail the OEM process, with sales to distributors at their highest during the middle of the Company's fiscal year (August and September) and sales to dealers peaking during the following March and April. The Company currently has six distributors in the United States, all of whom are owned by OEM customers, and 40 additional distributors worldwide. Management believes that sales of the Company's products through OEM-owned distributors are an important revenue source for OEMs and further strengthen the Company's relationships with its major customers. Distributors purchase ROCKSHOX products for resale to IBDs and also provide worldwide servicing and marketing support for all of the Company's products. In the U.S., the Company sells directly to IBDs at prices that typically are equal to or in excess of prices available through third party distributors and often for product quantities too small for third-party distributors to handle. Direct sales to IBDs in the United States were approximately $4.7 million in fiscal 1996.

    As of June 30, 1996, the Company had approximately 35 people in sales and customer service functions. The Company's principal sales activities are based in San Jose, California. In addition, the Company has an independent sales representative based in Bern, Switzerland. The Company's customer service activities include a warranty program managed by an in-house technical support department in the U.S. and a distributor network of technicians outside the U.S.

    In fiscal 1996, approximately 56% of the Company's sales were to the Company's ten largest customers, certain of which (including Trek) purchase from the Company as both an OEM customer and a distributor. Sales to Trek accounted for more than 10% of the Company's net sales in fiscal 1996, substantially all of which were for OEM use by Trek. The Company received an award from Trek as a "key supplier of the year" in 1995. At March 31, 1996 and June 30, 1996, the Company's three OEM customers with the largest accounts receivable balances accounted for approximately 61.5% and 47.8%, respectively, of the Company's accounts receivable. The Company has no long-term contracts with any of its customers. See "Risk Factors-- Sales Concentration; Dependence on OEMs."

MARKETING

    ROCKSHOX is a leading brand name in the bicycle industry. Management believes that the Company's brand image, in combination with the performance features of its products, is an important element in the consumer's decision to purchase ROCKSHOX suspension as an accessory product and that its OEM customers recognize the strength of the ROCKSHOX brand name as a deciding factor in the consumer's choice of mountain bikes.

    The Company promotes and maintains its brand name through focused marketing efforts such as sponsorship of mountain bike racing teams, magazine advertising and editorial programs, IBD packaging and point of sale materials, participation in trade shows and promotional clothing and merchandise. The Company's marketing department oversees all aspects of the promotion of the Company's products and brand name.

    The principal user of the Company's products is the mountain bike enthusiast between 19 and 34 years of age. To appeal to this market, the Company emphasizes the high performance features of its products as well as its affinity with the mountain biking culture. The goal of the Company's marketing efforts is to communicate both technical information and an offbeat and irreverent image.

    The sponsorship of mountain bike racing teams and racers is an important part of the Company's marketing strategy. The Company believes that the association of its products with successful racers increases consumer awareness of and demand for RockShox suspension products. The Company currently co-sponsors 20 world-class and over 50 junior and amateur race teams, many of which also have affiliations with OEMs. Since most OEMs market the same bikes used by their race teams to consumers, RockShox sponsorship of an OEM team is considered by the Company to have a direct influence on the OEM's decision to specify ROCKSHOX suspension products on its consumer bike models. The Company's sponsorship agreements with racing teams generally are for a one-year term, and provide for a retainer plus contingent performance payments. The Company also provides free product and technical support for sponsored racers, including access to RockShox's technical service trucks, which are fixtures at many of the major races in the U.S. and Europe. There can be no assurance that such racing teams will continue to be sponsored by the Company and use the Company's products on terms the Company deems acceptable, or that the Company will be able to attract new mountain bike racing teams to use its products in the future.

    The Company's products are advertised in a variety of U.S. and international consumer and trade bicycle publications, including BICYCLING, MOUNTAIN BIKE, MOUNTAIN BIKE ACTION, VELO NEWS and BICYCLE RETAILER, as well as on the World Wide Web. The Company's goal is to expand awareness of the ROCKSHOX brand name and to support product line segmentation with advertising campaigns built around the JUDY, INDY, DELUXE and other product lines. The Company also seeks to increase RockShox's editorial exposure in bicycle print media by working closely with magazine editors. The Company's focus on editorial content has helped maintain high visibility for the ROCKSHOX brand name and the Company's products.

    The Company currently supports its brand name in the retail bike market by supplying unique packaging, point of sale displays and posters to IBDs, as well as by providing brochures that are designed to help explain the technical performance features of its products. Materials are generally provided at cost or for free to distributors and IBDs. The Company also maintains a strong presence at national and international trade shows. As part of its retail marketing efforts, the Company recently introduced a line of mountain bike lifestyle clothing known as ROCKSHOX GARB. The clothing line includes t-shirts, cotton jerseys, jackets, vests and hats and is sold to distributors, bicycles shops and directly to consumers at race events. The Company believes that ROCKSHOX GARB provides another avenue to promote the ROCKSHOX brand name and the Company's products.

    Sales and marketing expenditures totaled approximately $2.7 million, $1.8 million and $3.7 million in fiscal years 1993, 1994 and 1996, respectively.

COMPETITION

    The markets for bicycle components, in general, and bicycle suspension products, in particular, are highly competitive. The Company competes with other bicycle component companies that produce suspension products for sale to OEMs, distributors and IBDs as well as with OEMs who produce their own line of suspension products for their own use and for sale through distributors and IBDs.

    The Company competes with several component companies that manufacture front suspension products including, among others, Answer Products (a division of LDI, Ltd.), which manufactures Manitou products ("Manitou"), Rapid Suspension Technology USA, Inc. ("RST"), Marzocchi SpA ("Marzocchi"), SR Suntour USA, Inc., Amp Research Corp. ("Amp") and Girvin, Inc. ("Girvin"), which manufactures Pro-Flex bicycles and FasTrax products and which is a subsidiary of K2 Incorporated ("K2"). The Company also competes with several component companies that manufacture rear shocks including, among others, Fox Factory, Inc. ("Fox"), RST, Risse Racing Technology, Inc., Amp, Marzocchi, Noleen Racing Inc. and Girvin. The Company believes that it currently has the leading market share in front forks. The Company only recently introduced its rear shock products for the emerging full suspension market and believes it currently trails Fox, the leading manufacturer of rear shocks.

    Over the past few years, Trek, Scott U.S.A. and Schwinn have discontinued their own lines of suspension products and have been specifying ROCKSHOX products on many of their mountain bike models. Today, Cannondale and K2 are the only major OEMs that have their own brand of suspension products, although Cannondale does use ROCKSHOX products on certain bike models. Both of these OEMs also make their suspension products available to the retail accessory market. In addition, Manitou has recently introduced its own bicycle with Manitou-branded front and rear shocks.

    In order to build or retain its market share, the Company must continue to successfully compete in areas that influence the purchasing decisions of OEMs, distributors, IBDs and consumers, including design, price, quality, technology, distribution, marketing, style, brand image and customer service. There can be no assurance that any number of bicycle component manufacturers, OEMs or other companies, including those who are larger and have greater resources than the Company and who currently do not provide bicycle suspension products or do so on a limited basis, will not become direct or more significant competitors of the Company. In addition, OEMs frequently design their bicycles to meet certain retail price points, and, as a result, may choose not to use a suspension product or may select a lower priced ROCKSHOX or competing product in order to incorporate other components in the bicycle's specifications that the OEM perceives as being more desirable to the consumer. The Company could therefore face competition from existing or new competitors that introduce and promote suspension products or other bicycle components perceived by the bicycle industry or consumers to offer price or performance advantages to, or otherwise have greater consumer appeal than, the Company's products.

    See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

    Because much of the technology associated with suspension products is in the public domain, patent protection is generally available only for particular features or functions of a product, rather than for any product as a whole. Management believes that many of the Company's current suspension products contain some elements that are protected by the Company's patents. Nevertheless, the Company's competitors currently replicate and may continue to replicate certain features and functions of the Company's products. There can be no assurance that current or future patent protection will prevent competitors from offering competing products, that any issued patents will be upheld, or that patent protection will be granted in any or all of the countries in which applications are currently pending or granted on the breadth of the description of the invention. In addition, due to considerations relating to, among other things, cost, delay or adverse publicity, there can be no assurance that the Company will elect to enforce its intellectual property rights.

    The Company currently holds patents on its fork brace and hydraulic valving in certain European countries and the United States, and it is attempting to have patents granted thereon in Canada, Japan and Taiwan. The Company also holds patents in the United States covering its removable cartridge technology and rear shock suspension and has applied for a patent covering its hydraulically damped spring shock absorbing fork technology. The Company is seeking corresponding patent protection in Canada, Japan, Taiwan and certain European countries. The Company also has trademark registrations for its name and the name of its products in the United States and both registrations and applications in Canada and certain South American and Pacific Rim countries. Although the Company believes that patents are useful in maintaining the Company's competitive position, it considers other factors, such as the Company's brand name, ability to design innovative products, technical and manufacturing expertise and customer service to be its primary competitive advantages.

    The Company's competitors have also obtained and may continue to obtain patents on certain features of their products, which may prevent or discourage the Company from offering such features on its products, which, in turn, could result in a competitive disadvantage to the Company. The Company has occasionally received, and may receive in the future, claims asserting intellectual property rights owned by third parties that relate to the Company's products and product features. Although to date the Company has incurred no material liabilities as a result of any such claims, there can be no assurance that the Company will not incur material liabilities in the future. In addition, if any person were to assert valid claims of infringement with respect to, or otherwise have enforceable proprietary rights in, features that the Company includes or desires to include on its products, and if the Company were unable to design or alter its products or production methods so as to avoid such infringement at a reasonable cost or to negotiate an acceptable licensing or other arrangement with such person, the Company could, among other things, be precluded from making or marketing products containing such features and be required to make payments to such person, which could have a material adverse effect on the Company or its prospects. See "Risk Factors--Limited Protection of Technology."

FACILITIES

    The Company's headquarters are located in an approximately 55,000 square foot building in San Jose, California, pursuant to a lease that expires in 2000. The Company leases three other facilities of approximately 15,000, 26,000 and 36,000 square feet in San Jose, pursuant to leases that expire in 1997, 2000 and

2001, respectively. The Company also leases several smaller facilities. The Company believes that its existing facilities are adequate to meet its existing requirements. The Company expects that it will need additional space if its sales continue to grow.

LEGAL PROCEEDINGS

    Because of the risks inherent in bicycling, in general, and mountain biking, in particular, and because of the function of the Company's products, the Company from time to time is a defendant in a number of product liability lawsuits and expects that this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for personal injuries sustained as a result of alleged defects in the Company's products. Although the Company has experienced no material financial loss relating to such lawsuits and maintains product liability insurance, due to the uncertainty as to the number of claims or the nature and extent of liability for personal injuries and changes in the historical or future levels of insurance coverage or the terms or cost thereof, such insurance may not be adequate or available to cover product liability claims or the applicable insurer may not be solvent at the time of any covered loss, any of which could have a material adverse effect on the Company or its prospects. See "Risk Factors--Product Liability."

    The Company may from time to time be a party to various other claims, complaints and other legal action that arise in the normal course of business. The Company believes that the outcome of such legal proceedings, individually or in the aggregate, will not have a material adverse effect on the Company or its prospects.

GOVERNMENT REGULATION

    Bicycle suspension products are within the jurisdiction of the CPSC and other Federal, state and foreign regulatory bodies. Under CPSC regulations, a manufacturer of consumer goods is obligated to notify the CPSC if, among other things, the manufacturer becomes aware that one of its products has a defect that could create a substantial risk of injury. If the manufacturer has not already undertaken to do so, the CPSC may require a manufacturer to recall a product, which may involve product repair, replacement or refund.

    In 1996, the CPSC sent a letter to major manufacturers and importers of mountain bikes as well as several suspension component manufacturers, including RockShox, expressing concern about reports of injuries and recall activity relating to failures of mountain bike suspension forks and urging manufacturers to participate in the development of voluntary safety performance standards for such suspension products through the ASTM. While an employee of the Company is participating in the development of these standards by chairing an ASTM task force on bicycle suspension, such standards, if adopted, could increase the development and manufacturing costs of the Company's products, make the Company's products less desirable (by, for example, increasing the weight of the product) or favor a competitor's product. The Company cannot predict whether standards relating to the Company's products or otherwise affecting the bicycle suspension industry will be adopted (whether by the CPSC or another Federal, state or foreign regulatory body) and, if adopted, no assurance can be given that the implementation of such standards will not have a material adverse effect on the Company or its prospects.

    Adverse publicity relating to mountain bike suspension or mountain biking generally, or publicity associated with actions by the CPSC or others expressing concerns about the safety or function of the Company's products, other suspension products or mountain bikes (whether or not such publicity is associated with a claim against the Company or results in any action by the Company or the CPSC), could have an adverse effect on the Company's reputation, brand image or markets, any of which could have a material adverse effect on the Company or its prospects.

    Several local, state and Federal authorities have recently considered substantial restrictions or closures of public trails to biking use, citing environmental concerns and disputes between mountain bikers and other trail users (including hikers). Such restrictions or closures, if implemented in a regional or widespread manner, could lead to a decline in the popularity of mountain biking, which could have a material adverse effect on the Company or its prospects.

    The Company is subject to Federal, state and local environmental laws, regulations and ordinances. The Company has not incurred, and does not expect to incur, any significant expenditures or liabilities for environmental matters. As a result, the Company believes that its environmental obligations will not have a material adverse effect on the Company or its prospects.

    See "Risk Factors--Government Regulation; Adverse Publicity."

PRODUCT RECALL

    Bicycles and bicycle components are frequent subjects of product recalls, corrective actions and manufacturers' bulletins, certain of which have involved suspension products. The Company has conducted one voluntary corrective action without CPSC involvement and two voluntary corrective actions in conjunction with the CPSC. None of these actions has been financially material to the Company.

    The Company's first voluntary corrective action was conducted without CPSC involvement and involved braces on the MAG 20 and MAG 30 forks, which were manufactured prior to 1992. In response to reports of fork breakage, the Company instituted the corrective action in early 1992 and offered to replace the braces. The cost of this voluntary corrective action was immaterial.

    The second voluntary corrective action involved approximately 21,000 MAG 20 and MAG 30 suspension forks, which were manufactured between October 1991 and June 1992. The Company received notice of two incidents involving minor injuries and concluded, after investigation, that some fork crowns did not meet the Company's standards. After reviewing the progress of such corrective action, in March 1996, the CPSC ceased monitoring the Company's voluntary corrective action and closed its investigation, although, in doing so, it stated that it would reopen the investigation if it determined that the public had not been adequately protected by such corrective action. The Company estimates that the cost of this voluntary corrective action will be approximately $150,000, which amount has been provided for on the Company's financial statements to date.

    The third voluntary corrective action involved molded plastic top caps used on approximately 180,000 QUADRA 5, QUADRA 21R and QUADRA 21 forks manufactured between January 1995 and August 1995. The Company received reports of top caps coming loose and popping up. Although no reports of serious injury were received, the Company decided to provide replacement top caps. In January 1996, the CPSC indicated that the nature and degree of risk of injury presented by such products did not necessitate action by the CPSC. The Company estimates that the cost of this voluntary corrective action will be approximately $300,000, which amount has been provided for on the Company's financial statements to date.

    The number of suspension products sold by the Company has dramatically increased since the Company's founding in 1989, new product introductions are occurring frequently, and the Company's products may not have been used by riders for a period of time sufficient to determine all of the effects of prolonged use and the environment on such products. As a result, there can be no assurance that there will not be recalls, corrective actions or other activity voluntarily or involuntarily undertaken by the Company or involving the CPSC or other regulatory bodies on a more frequent basis or at a higher cost than in the past, involving past, current or future products, including those products previously subject to voluntary corrective action, any of which could have a material adverse effect on the Company or its prospects.

    See "Risk Factors--Product Recall; Warranty Costs."

EMPLOYEES

    As of June 30, 1996, the Company employed approximately 300 full-time employees. In addition, the Company utilizes approximately 100 occasional personnel in its assembly operations to meet production demand. The Company is not a party to any labor agreements and none of its employees is represented by a labor union. The Company considers its relationship with its employees to be excellent and has never experienced a work stoppage.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information concerning the directors, executive officers and other key employees of the Company. Shortly after consummation of the Offering, the Company intends to appoint two directors who are neither officers nor employees of the Company, The Jordan Company or their respective affiliates ("Independent Directors").

           NAME                  AGE                    POSITION
- ---------------------------      ---      ------------------------------------
John W. Jordan, II                   52   Chairman of the Board of Directors
Stephen W. Simons                    41   President and Director
Paul Turner                          37   Vice President of Advanced Research
                                          and Director
Charles E. Noreen, Jr.               35   Chief Financial Officer
Robert Kaswen                        49   Executive Vice President of
                                          Operations
Elizabeth Bradley                    37   Director of Sales and Marketing
Adam E. Max                          38   Vice President and Director

    Mr. Jordan has served as Chairman of the Board of Directors of the Company since March 1995. Mr. Jordan will resign as Chairman of the Board of Directors prior to the consummation of the Offering, and will continue to serve as a director of the Company. Mr. Jordan has been the managing partner of The Jordan Company, which he founded, since February 1982. Mr. Jordan is also a director of Jordan Industries, Inc., American Safety Razor Company, Jackson Products, Inc., Carmike Cinemas, Inc., NEWFLO Corporation, Welcome Home, Inc., Apparel Ventures, Inc. and other private companies.

    Mr. Simons is a co-founder of the Company, has been a director since its inception in 1989 and became President in 1992. In addition to executive functions, he oversees product manufacturing and sales. Prior to founding the Company, Mr. Simons founded SIMONS, which developed suspension modifications and complete motorcycle front forks. Mr. Simons also founded Simons Precision, a precision manufacturer of parts for motorcycles. Simons Precision is now known as Simons & Susslin, Inc. and is wholly owned by persons who are not affiliated with either the Company or Mr. Simons. See "Certain Transactions."

    Mr. Turner is a co-founder of the Company, has been a director since its inception in 1989 and became Vice President in 1992. In addition to executive functions, Mr. Turner often represents the Company at industry and public events, and participates in certain marketing decisions. Prior to founding the Company in 1989, Mr. Turner worked with Honda Motor Company and founded Paul Turner Racing. Mr. Turner is generally regarded as a pioneer in bicycle suspension and is well known throughout the mountain bike industry.

    Mr. Noreen has been the Chief Financial Officer of the Company since May 1996. Prior to such time, Mr. Noreen was an audit manager and then a partner in the San Jose, California office of the accounting firm of Coopers & Lybrand L.L.P., which he joined in 1983.

    Mr. Kaswen joined the Company in October 1992 and became Executive Vice President of Operations in April 1996. Since joining the Company, Mr. Kaswen has progressively assumed responsibility for engineering, production, materials management, quality assurance and service warranty functions. From May 1990 to September 1992, Mr. Kaswen was the Director of Professional Services for Relevant Business Systems, Inc., a supplier of software for manufacturing companies.

    Ms. Bradley joined RockShox in May 1996 as Director of Sales and Marketing. From 1989 until joining the Company, Ms. Bradley was an Executive Vice President, Marketing and Strategic Planning of Giro Sport Design, a manufacturer of performance bicycle helmets. Ms. Bradley was the Marketing Director of a division of Saturday's Group from 1988 to 1989 and an account executive at Chiat/Day Advertising from 1983 to 1986.

    Mr. Max has served as a director and officer of the Company since March 1995. Mr. Max will resign as an officer of the Company prior to the consummation of the Offering. Mr. Max is a principal of The Jordan Company, which he joined in April 1986. Mr. Max is also a director of a number of private companies.

BOARD OF DIRECTORS

    The Company's Board of Directors is currently comprised of Messrs. Simons, Turner, Jordan and Max. Shortly following the consummation of the Offering, the Company intends to appoint two Independent Directors.

    Upon the appointment of the Independent Directors, the Board of Directors will establish an Audit Committee and a Compensation Committee. The Audit Committee will be responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Compensation Committee will be responsible for reviewing and approving all compensation and for administering the Stock Plan.

    The DGCL provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company intends to enter into separate indemnification agreements with each of its directors and officers and to purchase directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company will receive no compensation for serving on the Board. It is expected that directors who are not employees of the Company will receive $20,000 per year. All directors will be reimbursed for expenses incurred in connection with attendance at Board or Committee meetings.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to its President (who serves as its chief executive officer) and to each of its other most highly compensated executive officers whose salary and bonus exceeded $100,000 in fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                           ----------------------------     ALL OTHER
                                                             SALARY         BONUS          COMPENSATION
        NAME AND PRINCIPAL POSITION            YEAR (1)       ($)            ($)               ($)
- --------------------------------------------  -----------  ----------  ----------------  ----------------
Stephen W. Simons                                   1996   $  250,000  $   1,062,500(2)  $   2,820,056(3)
 President

Paul Turner                                         1996      250,000      1,062,500(2)      1,880,056(3)
 Vice President of Advanced Research

Robert Kaswen                                       1996      105,000        185,000(4)             56
 Executive Vice President
 of Operations

Robert Hood                                         1996      132,500              0                33
 Treasurer-Chief Operating Officer
 and Chief Financial Officer (5)

- ------------------------

(1) The information provided is for the Company's 1996 fiscal year.

(2) Includes bonus earned for fiscal year 1996, which will be paid in fiscal year 1997.

(3) Includes initial one-time bonus payments under the Bonus Plan (described below). See "--Employment Agreements."

(4) Includes $100,000, which will be paid in fiscal year 1997.

(5) Mr. Hood resigned from the Company on February 16, 1996. Salary does not include severance payments totalling $200,000 made or to be made to Mr. Hood in fiscal years 1996 and 1997 pursuant to a severance agreement, dated
    February 28, 1996, between Mr. Hood and the Company, or $44,444 paid in consideration of Mr. Hood's release of the Company from certain claims.

EMPLOYMENT AGREEMENTS

    Each of Stephen W. Simons and Paul Turner entered into an employment agreement with the Company, dated as of March 24, 1995 (each, an "Employment Agreement"). Each Employment Agreement was for an initial one-year term and automatically renews for additional one-year terms, not to exceed four one-year renewal terms in total, at the election of Messrs. Simons or Turner, as the case may be. Each Employment Agreement may be terminated by the Company for cause (as defined therein) or by Messrs. Simons or Turner, as the case may be, for good reason (as defined therein). Pursuant to his respective Employment Agreement, each of Messrs. Simons and Turner (i) received initial payments of $2,820,000 and $1,880,000, respectively, (ii) receives an annual salary of $250,000 and certain perquisites and (iii) is entitled to receive an annual payment under the Bonus Plan based upon the Company's operating results up to a maximum payment of $1.5 million per year during the first four fiscal years and an aggregate of $5 million over five fiscal years, beginning with the 1996 fiscal year. Each of Messrs. Simons and Turner earned approximately $1.1 million pursuant to the Bonus Plan for the 1996 fiscal year. The Company intends to use the net proceeds of the Offering to, among other things, make payments of $3.65 million to each of Messrs. Simons and Turner to terminate the Bonus Plan. Prior to the consummation of the Offering, each Employment Agreement will be amended to reflect the Merger and the termination of the Bonus Plan. Such amendments will be effective as of the consummation of the Offering.

1996 STOCK PLAN

    In May 1996, Holdings' Board of Directors adopted, and Holdings' stockholders approved, the Stock Plan. In connection with the Merger, the Board of Directors of the Company approved the assumption by the Company of Holdings' obligations under the Stock Plan and the conversion of Stock Rights (as defined below) to purchase shares of Holdings Common Stock into identical Stock Rights to purchase shares of Common Stock.

    The Stock Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company upon the establishment thereof. See "--Board of Directors."

    The  Stock Plan provides for the issuance of up to a maximum of       shares
of Common Stock pursuant to awards under the Stock Plan, subject to adjustment to protect against dilution in the event of certain changes in the Company's capitalization, including stock splits and dividends on the Common Stock. The Stock Plan provides for the granting of "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options and stock purchase rights (collectively, "Stock Rights") to employees and directors of the Company.

    Options are rights to purchase the number of shares of Common Stock at the option price (and upon such other conditions) specified in the applicable option agreement. Stock purchase rights (which may be issued alone or in tandem with other awards under the Stock Plan, or cash awards outside of the Stock Plan) entitle the holder to purchase shares of Common Stock on such terms and conditions as are set forth in the Rights Notice (as defined in the Stock Plan) and the stock purchase agreement provided in connection with the award. Under the Stock Plan, incentive stock options may be granted only to employees (including employees who are officers or directors) of the Company or any parent or subsidiary of the Company, and nonstatutory stock options and stock purchase rights may be granted to employees and directors of the Company or any of its subsidiaries.

    The exercise price of options will be determined by the Committee; PROVIDED, that (i) incentive stock options may not be granted with option exercise prices less than the Fair Market Value (as defined in the Stock Plan) of the Common Stock on the date of grant, (ii) options granted to employees who, at the time of such grant, own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent, subsidiary or predecessor of the Company may not have option exercise prices less than 110% of the Fair Market Value of the Common Stock on the date of grant and (iii) nonstatutory options may not be granted with option exercise prices less than 85% of the current Fair Market Value of the Common Stock on the date of grant. The Stock Plan provides that the form of consideration to be paid for the shares of the Common Stock to be issued upon exercise of options or pursuant to stock purchase rights will be determined by the Committee, and may be a cash payment, a payment in shares of the Common Stock or any combination thereof or any other form of consideration permitted under applicable law. The Stock Plan also provides that shares of previously owned Common Stock delivered in payment of the option price will be valued at the Fair Market Value of such shares on the date of exercise of the option or purchase of the Common Stock and must have been held by the optionee for a period of six months prior to surrender.

    Unless the Committee determines otherwise, each option will become exercisable for 20% of the shares of the Common Stock underlying such option each year. All options expire no more than ten years after the date of grant other than those granted to optionees who own stock representing more than 10% of the voting power of all classes of stock of the Company or any of its subsidiaries on the date of grant, which will expire no more than five years from the date of grant. The Committee may at any time offer to buy a Stock Right previously granted, based on such terms and conditions as the Committee establishes and communicates to the optionee at the time such offer is made. Stock Rights may not be sold, pledged, assigned, hypothecated, transferred, gifted or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the optionee only by such optionee. The Stock Plan also provides that if requested by the Company or any representative of the underwriters in connection with the first two registration statements relating to offerings of any securities of the Company under the Securities Act, holders of Stock Rights may not sell or otherwise transfer the shares acquired upon exercise of such Stock Rights during the 180-day period following the effective date of such registration statements.

    The Stock Plan provides that in the event of (i) a reorganization, merger or consolidation of the Company with one or more corporations, as a result of which the Company is not the surviving corporation, (ii) a sale of all or substantially all of the property of the Company to another corporation, (iii) a transaction (or a series of related transactions) in which there is a change in the beneficial ownership, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power or value of the Company's then outstanding equity securities or (iv) the dissolution or liquidation of the Company, the

Stock Plan and any options outstanding thereunder will terminate unless provision is made in connection with such transaction for the (a) assumption of such options or (b) substitution for such options of new incentive awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices. The Committee may also provide, in any option agreement entered into in connection with the Stock Plan, that all or a portion of unvested options accelerate upon a transaction specified in clause (i) or (iii) of the preceding sentence, subject to such terms and conditions as may be approved by the Committee.

    In addition, the Committee may at any time amend, alter, suspend or discontinue the Stock Plan, so long as any such amendment, alteration, suspension or termination does not adversely affect Stock Rights already granted. The Stock Plan will expire in May 2006, unless terminated earlier by the Board of Directors of the Company.

    In  May  1996,  11  employees  were granted  stock  options  to  purchase an
aggregate of       shares of Common Stock pursuant to the Stock Plan,  including
a  grant to Mr. Kaswen of       option shares. None of the stock options granted
under the Stock Plan have been exercised. No options were outstanding as of March 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company did not have a Compensation Committee during its 1996 fiscal year. The Board of Directors determined officers' compensation during the 1996 fiscal year. During such fiscal year, the Company engaged in certain transactions with certain of its directors and certain entities affiliated with certain of such directors. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

THE RECAPITALIZATION

    On March 24, 1995, Holdings issued 25,000 shares of Holdings Common Stock to each of Messrs. Simons and Turner and 50,000 shares of Holdings Common Stock to MCIT PLC, which is managed by an affiliate of The Jordan Company and in which affiliates of The Jordan Company have an ownership interest, and to certain individuals and entities affiliated with The Jordan Company. Holdings also issued 3,000 shares of Series A Preferred Stock to MCIT PLC. In addition, Holdings issued shares of Series B Preferred Stock as follows: Stephen Simons, 1,200 shares; Stephen and Debra Simons, 1,200 shares; and Paul Turner, 1,600 shares. Holdings also issued $6 million aggregate principal amount of the Junior Notes to Stephen and Debra Simons and Paul Turner and $11 million aggregate principal amount of the Senior Notes to MCIT PLC. See "The Recapitalization and the Merger."

    CONSULTING AGREEMENT. On March 24, 1995, the Company entered into a management consulting agreement (the "Consulting Agreement") with TJC Management Corporation ("TJCMC"), an affiliate of The Jordan Company, pursuant to which TJCMC was retained to render consulting services to the Company. Pursuant to the Consulting Agreement, TJCMC is entitled to (i) a quarterly fee of $62,500; (ii) an investment banking and sponsorship fee of 2% of the aggregate consideration paid (including non-competition and similar payments, but net of transaction expenses) in connection with an initial public offering of Common Stock, the sale of all or substantially all of the Common Stock or substantially all of the assets of the Company to a company other than an affiliate, or the purchase by the Company of all the equity or substantially all of the assets of a company (other than an affiliate) and (iii) a financial consulting fee of 1% of the amount obtained or made available pursuant to any financing. The fees payable under clauses (ii) and (iii) of the preceding sentence are payable with respect to a transaction only if TJCMC is retained to render services in connection therewith. Pursuant to the Consulting Agreement, TJCMC received a fee of $1.0 million in March 1995 in connection with the consummation of the Recapitalization. The Board of Directors of the Company has agreed to pay TJCMC a fee of $1.0 million in connection with the consummation of the Offering in lieu of any fees payable under clause (ii) above. The Consulting Agreement also provides that if TJCMC renders services outside the ordinary course of business, TJCMC is entitled to an additional amount equal to the value of such services. Also pursuant to the Consulting Agreement, TJCMC and certain of its affiliates are indemnified from certain liabilities related to services performed pursuant to the Consulting Agreement and TJCMC is entitled to reimbursement of reasonable out-of-pocket expenses. The term of the Consulting Agreement generally continues until April 1, 2000.

    NONCOMPETITION AGREEMENTS. Each of Stephen Simons, Debra Simons and Paul Turner has entered into a noncompetition agreement, dated March 24, 1995, pursuant to which each such person agreed, among other things, that until March 24, 1998 he or she will not directly or indirectly engage in, assist or have any active interest in a business located anywhere in the contiguous United States that (i) competes with the Company or (ii) sells to, supplies, provides goods or services to, purchases from or does business in any manner with the Company. Each such person also agreed that until three years from and after the date such person ceases to be employed by the Company, he or she will not directly or indirectly (a) divert or attempt to divert from the Company any business with any customer or account with which he or she had any contact or association, which was under his or her supervision, or the identity of which was learned by him or her as a result of his or her employment with the Company, (b) solicit any person transacting business with the Company to terminate its relationship or association with the Company, or to represent, distribute or sell services or products in competition with the services or products of the Company or (c) solicit any employee of the Company to leave its employ. Mrs. Simons resigned as an officer of the Company on August 1, 1995 and, therefore, the provisions of the preceding sentence will terminate on August 1, 1998 with respect to Mrs. Simons.

    EMPLOYMENT AGREEMENTS. Each of Stephen Simons and Paul Turner has entered into an Employment Agreement, which is described in "Management--Employment Agreements."

    STOCKHOLDERS AGREEMENT.

    VOTING AND RESTRICTIONS ON TRANSFER. The Company, Stephen Simons, Debra Simons, Paul Turner, MCIT PLC and certain persons and entities affiliated with The Jordan Company (collectively, the "Stockholder Parties") have entered into a subscription and stockholders agreement, dated March 24, 1995 (the "Stockholders Agreement"), pursuant to which each Stockholder Party agreed to vote all shares of Common Stock owned by such Stockholder Party to maintain a Board of Directors consisting of four members, two nominated by Messrs. Simons and Turner and two nominated by the Stockholder Parties other than Messrs. Simons and Turner and Debra Simons. The Stockholders Agreement also imposes certain restrictions on transferability of the shares of Common Stock owned by the Stockholder Parties. Such voting provisions and restrictions on transfer will terminate upon the consummation of the Offering.

    REGISTRATION RIGHTS. The Stockholders Agreement also provides MCIT PLC with the right, subject to certain exceptions, to include its shares of Common Stock in a registration statement proposed to be filed by the Company in connection with any public offering. Such provision will terminate immediately following the consummation of the Offering.

    Also pursuant to the Stockholders Agreement, at any time after the consummation of the Offering (i) if either Messrs. Simons or Turner is no longer employed by the Company, any Stockholder Party holding at least 10% of the outstanding shares of the Common Stock has the right (a "demand registration right") to cause the Company to register its shares of the Common Stock under the Securities Act, subject to certain exceptions, and (ii) the Stockholder Parties have the right (an "incidental registration right") with respect to shares of Common Stock, if the Company proposes to register any Common Stock under the Securities Act for sale to the public (other than pursuant to a registration statement on Forms S-4 or S-8, or any successor forms), to require the Company to use its best efforts to cause a requested amount of their shares of Common Stock to be covered by such registration statement, subject to reduction pursuant to a specified formula if the managing underwriter determines that such inclusion would adversely affect the marketing of the shares of Common Stock to be sold by the Company. Pursuant to the Stockholders Agreement, the Company is required to pay all registration expenses in connection with each demand and incidental registration and has agreed to indemnify the Stockholder Parties against, and provide contribution with respect to, certain liabilities under the Securities Act. The Stockholder Parties have agreed to waive their demand and incidental registration rights for a period of 180 days after the date of this Prospectus. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

    MCIT PLEDGE AGREEMENT. Holdings and MCIT PLC entered into a pledge agreement (the "MCIT Pledge Agreement") pursuant to which Holdings pledged to MCIT PLC, as agent for all holders of the Senior Notes, a continuing security interest in and to all issued and outstanding shares of capital stock of Acquisition, including all payments and rights with respect thereto and all proceeds thereof. The MCIT Pledge Agreement will be terminated upon the repayment of the Senior Notes. See "Use of Proceeds."

OTHER

    Simons & Susslin, Inc. ("Susslin") entered into a consultant agreement (the "Susslin Agreement") with Stephen Simons on January 1, 1994. At such time, Mr. Simons also sold his entire ownership interest in Susslin, which equalled 50% of its common stock, to the other stockholder. The Company purchased approximately $3.6 million, $3.1 million and $8.5 million of machined fork crowns from Susslin in fiscal years 1993, 1994 and 1996, respectively. Management believes that purchases from Susslin during the 1997 fiscal year will be substantially less than those during the 1996 fiscal year. Mr. Simons provides consulting services to Susslin pursuant to the Susslin Agreement for business, sales and marketing activities, in consideration of which Susslin pays Mr. Simons a fee equal to 3% of Susslin's net sales (as defined therein). The Susslin Agreement terminates on December 31, 2002; PROVIDED, that the Susslin Agreement (i) will be automatically renewed for two years, if the total of all consulting fees paid to Mr. Simons pursuant to the Susslin Agreement are less than $1,000,000 on December 31, 2002, (ii) will automatically terminate when the total of all consulting fees paid to Mr. Simons pursuant to the Susslin Agreement equal $1,700,000 and (iii) may be terminated by Mr. Simons at any time upon 30 days' written notice. As of May 31, 1996, Susslin had paid to Mr. Simons an aggregate of $579,238 pursuant to the Susslin Agreement.

    At the end of each of fiscal 1993 and fiscal 1994, the Company paid bonuses to members of senior management. In order to preserve cash flow, each such member of senior management who was also a stockholder of the Company loaned the bonus amount back to the Company. The Company repaid each loan during the next fiscal year. No amounts remain outstanding from any of these loans.

    On November 10, 1995, Peter Turner, the brother of Paul Turner (a director and executive officer of the Company) entered into an employment agreement with the Company (the "Peter Turner Agreement") pursuant to which Peter Turner serves as the Company's manager of product development engineering. Immediately prior to joining the Company, Peter Turner was employed as Senior Engineer and Manufacturing Manager at Cobe Cardiovascular, Inc. based in Arvada, Colorado. The Peter Turner Agreement provides that Peter Turner is entitled to receive, among other things, (i) a salary of $110,000 per year for the first two years of his employment, after which time he will be eligible for his first compensation review, and a cost of living adjustment for each of the first three years of his employment with the Company, (ii) the right to participate in an annual bonus program and receive a guaranteed bonus of at least $30,000 on December 31, 1996 for the first year of employment with the Company, (iii) a one-time relocation allowance of $25,000, (iv) a secured interest-free bridge loan in the principal amount of $150,000, which was repaid to the Company in January 1996 upon the sale of Peter Turner's Colorado home, and (v) mortgage assistance in the amount of $1,600 per month for up to six months.

    In November 1993, Christine Feeter, the former wife of Paul Turner, resigned as Vice President-Marketing of the Company and, in connection therewith, received as severance $100,000 and the continuation of health insurance coverage for one year. In March 1995, the Company and Ms. Feeter entered into agreements pursuant to which, among other things, Ms. Feeter received $310,000 from the Company in consideration of her release of the Company from certain claims. Immediately prior to the Recapitalization, Ms. Feeter sold her entire ownership interest in the Company to Paul Turner.

    For certain additional related transactions, see "Use of Proceeds" and "Management."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The  following table sets forth certain information regarding the beneficial
ownership of Common Stock as of            , 1996 and as adjusted to give effect
to the Offering by (i)  each beneficial owner of more  than 5% of Common  Stock,
(ii) each of the Company's directors, (iii) each of the Company's executive officers named in the table under "Management--Executive Compensation," (iv) all directors and executive officers of the Company as a group and (v) each potential Selling Stockholder if the Underwriters' over-allotment is exercised in full. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect of such shares, subject to community property laws where applicable.

                                                                         SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                                                           OWNED PRIOR TO           OWNED AFTER
                                                                          THE OFFERING (1)       THE OFFERING (1)
                                                                        ---------------------  ---------------------
                                 NAME                                    NUMBER     PERCENT     NUMBER     PERCENT
                                ------                                  ---------  ----------  ---------  ----------
DIRECTORS AND EXECUTIVE OFFICERS:
Stephen W. Simons (2).................................................                   25.0
Paul Turner (3).......................................................                   25.0
John W. Jordan II (4).................................................                    3.7
Adam E. Max (5).......................................................                    2.4
Robert Kaswen (6).....................................................                 *
All directors and executive officers as a group (6 persons) (7).......                   56.2

OTHER STOCKHOLDERS:
MCIT PLC (8)..........................................................                   23.8
Leucadia Investors, Inc (9)...........................................                    6.0
David W. Zalaznick (10)...............................................                    3.7
Jonathan F. Boucher (11)..............................................                    3.2
John R. Lowden (12)...................................................                    2.4
Thomas H. Quinn (13)..................................................                    2.4
A. Richard Caputo, Jr. (14)...........................................                    1.2
Paul A. Rodzevik (15).................................................                 *
James E. Jordan, Jr. (16).............................................                 *

- ------------------------

*   Less than 1%.

 (1) Gives effect to the Merger, which will occur immediately prior to the closing of the Offering. See "The Recapitalization and the Merger."

 (2)  Includes           shares (        shares after the  Offering) held by The
    Simons Revocable Trust, of  which Mr. Simons and  Debra Simons, Mr.  Simons'
    wife,  are trustees. Also includes           shares (       shares after the
    Offering) held by each of the Debra W. Simons Grantor Retained Annuity Trust and the Stephen W. Simons Grantor Retained Annuity Trust, of which in each case Mr. and Mrs. Simons are two of four trustees. Also includes
    shares (         shares  after the  Offering) held  by The  Simons  Children
    Irrevocable Trusts, of which Mrs. Simons is one of three trustees and as to which shares Mr. Simons disclaims beneficial ownership.

 (3) Includes          shares (       shares after the Offering) held by  Turner
    Family LP, a Colorado limited partnership (the "Turner Partnership"). Mr. Turner is the sole general partner of the Turner Partnership, and a trust, the trustees of which are persons other than Mr. Turner and the beneficiaries of which are certain family members of Mr. Turner, is the sole limited partner of the Turner Partnership holding a 40% interest in the Turner Partnership. Mr. Turner disclaims beneficial ownership of the
            shares (       shares after  the Offering) representing the  trust's
    interest in the Turner Partnership.

 (4)  Includes         shares (       shares after the Offering) held by John W.
    Jordan II Revocable Trust, of which Mr. Jordan is trustee. Mr. Jordan is a partner of The Jordan Company, an entity with which

    Messrs.  Zalaznick, Boucher, Lowden, Max,  Caputo, Rodzevik, Quinn and James
    E. Jordan, Jr. and Leucadia Investors, Inc. ("Leucadia") are also affiliated. Mr. Jordan's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

 (5) Mr. Max is a principal of The Jordan Company, an entity with which Messrs. John W. Jordan II, Zalaznick, Boucher, Lowden, Caputo, Rodzevik, Quinn and James E. Jordan, Jr. and Leucadia are also affiliated. Mr. Max's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

 (6)  Includes         shares  with respect to which Mr. Kaswen has the right to
    acquire beneficial  ownership  by  virtue  of  currently  exercisable  stock
    options  and options that become exercisable within 60 days of             ,
    1996.

 (7) Includes          shares with respect to which all directors and  executive
    officers have the right to acquire beneficial ownership by virtue of currently exercisable stock options and options that become exercisable
    within 60 days of            , 1996.

 (8) The principal address of MCIT PLC is c/o Jordan/Zalaznick Advisers, Inc., 9 West 57th Street, New York, New York 10019.

 (9) Leucadia is an affiliate of The Jordan Company, an entity with which Messrs. John W. Jordan II, Zalaznick, Boucher, Lowden, Caputo, Rodzevik, Quinn and James E. Jordan, Jr. are also affiliated. The principal address of Leucadia is 315 Park Avenue South, New York, New York 10010.

(10) Mr. Zalaznick is a partner of The Jordan Company, an entity with which Messrs. John W. Jordan II, Boucher, Lowden, Max, Caputo, Rodzevik, Quinn and James E. Jordan, Jr. and Leucadia are also affiliated. Mr. Zalaznick's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(11) Mr. Boucher is a principal of The Jordan Company, an entity with which Messrs. John W. Jordan II, Zalaznick, Lowden, Max, Caputo, Rodzevik, Quinn and James E. Jordan, Jr. and Leucadia are also affiliated. Mr. Boucher's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(12) Mr. Lowden is a principal of The Jordan Company, an entity with which Messrs. John W. Jordan II, Zalaznick, Boucher, Max, Caputo, Rodzevik, Quinn and James E. Jordan, Jr. and Leucadia are also affiliated. Mr. Lowden's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(13) Mr. Quinn is a President and Chief Operating Officer of Jordan Industries, Inc., an affiliate of The Jordan Company, an entity with which Messrs. John
    W. Jordan II, Zalaznick, Boucher, Lowden, Max, Caputo, Rodzevik and James E. Jordan, Jr. and Leucadia are also affiliated. Mr. Quinn's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(14) Mr. Caputo is a principal of The Jordan Company, an entity with which Messrs. John W. Jordan II, Zalaznick, Boucher, Max, Lowden, Rodzevik, Quinn and James E. Jordan, Jr. and Leucadia are also affiliated. Mr. Caputo's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(15) Mr. Rodzevik is the Controller of The Jordan Company, an entity with which Messrs. John W. Jordan II, Zalaznick, Boucher, Lowden, Max, Caputo, Quinn and James E. Jordan, Jr. and Leucadia are also affiliated. Mr. Rodzevik's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(16) Includes         shares (         shares after the Offering) that are  held
    in the James E. Jordan, Jr. Profit Sharing Plan & Trust. Mr. Jordan is President of the William Penn Funds, an affiliate of The Jordan Company, an entity with which Messrs. John W. Jordan II, Zalaznick, Boucher, Lowden, Max, Caputo and Quinn and Leucadia are also affiliated. Mr. Jordan's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

SELLING STOCKHOLDERS EXERCISE OF OVER-ALLOTMENT OPTION

    If the Underwriters' over-allotment option is exercised in full, the Selling
Stockholders will be selling an aggregate of         shares of Common Stock. The
number of shares being sold, and, if sold, the number of shares and percentage of outstanding shares owned after the Offering, by the following individuals and
entities will be as follows:                               . See the  "Principal
and Selling Stockholders" table above, which indicates the number of shares beneficially owned by each of these individuals and entities after the Merger and prior to the Offering and "Management--Directors, Executive Officers and Key Employees" and "Certain Transactions," which indicate certain relationships between these individuals and entities and the Company.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws (the "Bylaws") is a summary and is qualified in its entirety by the provisions of the Certificate and the Bylaws, copies of which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The  authorized capital stock of the Company includes       shares of Common
Stock, par value $.01 per share, of which       shares will be outstanding  upon
the consummation of the Offering. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. The Certificate does not provide for cumulative voting in the election of directors. Accordingly, holders of a majority of shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights. As of the date hereof, the Common Stock is
held  of record by         stockholders. The transfer  agent with respect to the
Common Stock is       .

PREFERRED STOCK

    Pursuant to the Certificate, the Company is authorized to issue       shares
of Preferred Stock, which may be issued from time to time in one or more classes or series or both upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each class or series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for Common Stock at a premium or otherwise adversely affect the market price of Common Stock.

    Upon the redemption of the Holdings Preferred Stock, which will occur immediately subsequent to the completion of the Offering, no shares of Preferred Stock will be outstanding and the Company has no current plans to issue any shares of Preferred Stock. See "Use of Proceeds." The Company is not aware of any plans by a third party to seek control of the Company.

DELAWARE LAW AND CERTAIN CORPORATE PROVISIONS

    Upon the consummation of this Offering, the Company will be subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging under certain circumstances in a "business combination" (as defined below) with an "interested stockholder" (as defined below) for a period of three years after the date of the transaction in which such stockholder became an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (ii) the stockholder owned more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation
(excluding   shares  held  by  the  interested  stockholder)  at  a  meeting  of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who (i) owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.
Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the  Company will have outstanding shares  of Common Stock assuming  no stock options will  have been exercised. Of
these shares, all  of the          shares sold  in the Offering  will be  freely
transferable by persons other than "affiliates" of the Company, without restriction or further registration under the Securities Act. The remaining shares of Common Stock (including those underlying such options until registered on a Registration Statement under the Securities Act) will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144 or 701.

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least two years, including an "affiliate" of the Company (as that term is defined under the Securities Act), is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates, including members of the Board of Directors and senior management, continue to be subject to such limitations.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors before the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons, including the Stock Plan. Securities issued in reliance on Rule 701 are restricted securities and, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements. Such securities will be subject, however, to any lock-up agreements related to such securities.

    The Company and all stockholders and executive officers of the Company have agreed, subject to certain exceptions, not to sell, offer to sell, grant any option (other than pursuant to the Stock Plan) for the sale of or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (except for shares offered in the Offering) for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

    Prior to the Offering, there has been no public market for the Common Stock. No predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market (including shares issued upon the exercise of options that may be granted pursuant to any employee stock option or other equity plan of the Company), or the perception that such sales could occur, could have an adverse effect on the market price. If such sales reduce the market price of Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected. See "Risk Factors--No Prior Public Market and Possible Volatility of Stock Price" and "--Future Sales of Common Stock; Shares Eligible for Future Sale."

    The Company intends to  file a registration  statement under the  Securities
Act covering       shares of Common Stock available for issuance under the Stock
Plan. See "Management--1996 Stock Plan." Such registration statement relating to the Stock Plan is expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. As of the date of this
Prospectus,          shares are subject  to outstanding options  under the Stock
Plan.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robertson, Stephens & Company LLC and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), severally has agreed to purchase the aggregate number of shares of Common Stock set forth opposite its name below.

                                                                                               NUMBER
                                        UNDERWRITER                                          OF SHARES
                                       ------------                                          ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.....................................................................
Robertson, Stephens & Company LLC..........................................................
Jefferies & Company, Inc...................................................................

                                                                                             ----------
    Total..................................................................................
                                                                                             ----------
                                                                                             ----------

    In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain
dealers  at such price less  a concession not in excess  of $       per share of
Common Stock, and that the Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The  Selling  Stockholders have  granted to  the  Underwriters an  option to
purchase up to  an aggregate of          shares of Common  Stock at the  initial
public offering price, less the underwriting discount. Such option, which will expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter is of
the       shares of Common Stock purchased by the Underwriters.

    The Company and all stockholders and executive officers of the Company have agreed, subject to certain exceptions, not to sell, offer to sell, grant any option (other than pursuant to the Stock Plan) for the sale of or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (except for shares offered in the Offering) for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

    Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations, in addition to prevailing market conditions, will be current market valuations of publicly traded companies that the Company and the Underwriters believe to be reasonably comparable to the Company, an assessment of the Company's results of operations in recent periods, estimates of the business potential and earnings prospects of the Company, the current state of the Company's industry and the economies of the Company's principal markets as a whole. The initial public offering price set forth on the cover of the Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price. Application will be made to have the Common Stock approved for quotation on The Nasdaq Stock Market under the symbol "RSHX."

    The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    The Company and the Selling Stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California, and have been passed upon for the Underwriters by Latham & Watkins, San Francisco, California. Skadden, Arps, Slate, Meagher & Flom has from time to time represented certain of the Underwriters in connection with unrelated legal matters.

                                    EXPERTS

    The consolidated financial statements of RSx Holdings, Inc. and Subsidiaries as of December 31, 1994 and March 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1993 and 1994, the three month period ended March 31, 1995 and the year ended March 31, 1996 that appear in this Prospectus, and the related financial statement schedule that is included in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports appearing herein and in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company or the Common Stock, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to such Registration Statement. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will be also be available for inspection and copying at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and at Northwest Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained or incorporated by reference in this Prospectus, including, without limita-tion, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: international, national and local general economic and market conditions; demographic changes; the size and growth of the overall bicycle market or the mountain bike segment thereof; the popularity of mountain biking and suspension products; the size, timing and mix of purchases of the Company's products; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity dependence on OEMs; liability and other claims asserted against the Company; competition; the loss of significant customers or suppliers; fluctuations in operating results; changes in business strategy or development plans; business disruptions; product recalls; warranty costs; the ability to attract and retain qualified personnel; the ability to protect technology; ownership of Common Stock; volatility of stock price; the use of proceeds from the Offering; retention of earnings; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Risk Factors," "Use of Proceeds," "Dividend Policy," "Capitalization," "Dilution," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Principal and Selling Stockholders." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
           AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets..............................................................................  F-3
  Consolidated Statements of Operations....................................................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit)................................................  F-5
  Consolidated Statements of Cash Flows....................................................................  F-6
Notes to Consolidated Financial Statements.................................................................  F-7
Pro Forma Condensed Consolidated Balance Sheet.............................................................  F-19
Pro Forma Condensed Consolidated Statement of Operations...................................................  F-20
Notes to Pro Forma Condensed Consolidated Financial Statements.............................................  F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
RSx Holdings, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of RSx Holdings, Inc. and Subsidiaries as of December 31, 1994 and March 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1993 and 1994, the three month period ended March 31, 1995 and the year ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RSx Holdings, Inc. and Subsidiaries as of December 31, 1994 and March 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993 and 1994, the three month period ended March 31, 1995 and the year ended March 31, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.
San Jose, California
May 21, 1996, except for Note 14,
as to which the date is June 24, 1996

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                     ASSETS

                                                                                                  MARCH 31,
                                                                              DECEMBER 31,  ----------------------
                                                                                  1994         1995        1996
                                                                              ------------  ----------  ----------
Current assets:
  Cash and cash equivalents.................................................   $    1,208   $    1,310  $    1,808
  Trade accounts receivable, net of allowance for doubtful accounts of $16
   in 1994, $41 in 1995 and $1,432 in 1996..................................        6,039        5,390       5,571
  Inventories...............................................................        4,059        4,350       8,436
  Prepaid expenses and other current assets.................................          415          483         397
  Deferred income taxes.....................................................          538        1,507       3,805
                                                                              ------------  ----------  ----------
    Total current assets....................................................       12,259       13,040      20,017
Property and equipment, net.................................................        1,116        1,295       4,313
Capitalized financing costs, net............................................                     3,203       2,513
Other assets, net...........................................................          118          141          89
                                                                              ------------  ----------  ----------
      Total assets..........................................................   $   13,493   $   17,679  $   26,932
                                                                              ------------  ----------  ----------
                                                                              ------------  ----------  ----------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable....................................................   $    3,908   $    3,069  $    1,769
  Accounts payable to related party.........................................          418          733         494
  Accrued incentive compensation payable to officers........................       --           --           2,125
  Accrued liabilities.......................................................          940        3,299      10,302
  Bank line of credit.......................................................       --            1,250      --
  Current portion of notes payable to related parties.......................          998          250      --
  Current portion of long-term bank debt....................................       --            2,500       3,000
                                                                              ------------  ----------  ----------
    Total current liabilities...............................................        6,264       11,101      17,690
Deferred income taxes.......................................................           41       --          --
Long-term bank debt, net of current portion.................................       --           27,500      24,500
Notes payable to related parties, net of current portion....................       --           17,000      17,000
                                                                              ------------  ----------  ----------
    Total liabilities.......................................................        6,305       55,601      59,190
                                                                              ------------  ----------  ----------
Commitments and contingencies (Notes 5 and 8).
Mandatorily redeemable preferred stock issued to stockholders, $1.00 par value:
  Authorized: no shares in 1994 and 9,132 shares in 1995 and 1996;
  Issued and outstanding: no shares in 1994 and 7,000 shares in 1995 and
   1996; Redemption and liquidation value of $7,000 in 1995 and $7,357 in
   1996.....................................................................       --            7,000       7,357
                                                                              ------------  ----------  ----------
Common stock, $0.01 par value:
  Authorized: 100,000 shares in 1994, 1995 and 1996;
  Issued and outstanding: 100,000 shares in 1994, 1995 and 1996.............            1            1           1
Additional paid-in capital..................................................       --              499         499
Distributions in excess of net book value...................................       --          (45,422)    (45,422)
Retained earnings...........................................................        7,187                    5,307
                                                                              ------------  ----------  ----------
    Total stockholders' equity (deficit)....................................        7,188      (44,922)    (39,615)
                                                                              ------------  ----------  ----------
      Total liabilities, mandatorily redeemable preferred stock and
       stockholders' equity (deficit).......................................   $   13,493   $   17,679  $   26,932
                                                                              ------------  ----------  ----------
                                                                              ------------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                         YEAR ENDED             THREE MONTHS          YEAR
                                                        DECEMBER 31,          ENDED MARCH 31,        ENDED
                                                   ----------------------  ----------------------  MARCH 31,
                                                      1993        1994        1994        1995        1996
                                                   ----------  ----------  ----------  ----------  ----------
                                                                          (UNAUDITED)
Net sales........................................  $   30,941  $   37,900  $    9,936  $   14,279  $   83,509
Cost of sales....................................      20,113      24,477       6,142       9,590      54,110
                                                   ----------  ----------  ----------  ----------  ----------
    Gross profit.................................      10,828      13,423       3,794       4,689      29,399
                                                   ----------  ----------  ----------  ----------  ----------
Selling, general and administrative expense......       5,098       4,210         887       5,404      11,220
Research, development and engineering expense....       1,536       2,073         405       2,223       3,401
                                                   ----------  ----------  ----------  ----------  ----------
                                                        6,634       6,283       1,292       7,627      14,621
                                                   ----------  ----------  ----------  ----------  ----------
    Income (loss) from operations................       4,194       7,140       2,502      (2,938)     14,778
Interest income..................................          20          15                       7         136
Interest expense.................................         (36)        (21)         (9)        (58)     (5,786)
                                                   ----------  ----------  ----------  ----------  ----------
    Income (loss) before income taxes............       4,178       7,134       2,493      (2,989)      9,128
Provision for (benefit from) income taxes........       1,521       2,420         845        (653)      3,464
                                                   ----------  ----------  ----------  ----------  ----------
      Net income (loss)..........................  $    2,657  $    4,714  $    1,648  $   (2,336) $    5,664
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Net income (loss)................................  $    2,657  $    4,714  $    1,648  $   (2,336) $    5,664
Accretion for dividends on mandatorily redeemable
 preferred stock.................................      --          --          --          --             357
                                                   ----------  ----------  ----------  ----------  ----------
Net income (loss) available to common
 stockholders....................................  $    2,657  $    4,714  $    1,648  $   (2,336) $    5,307
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Net income (loss) per share......................  $           $           $           $           $
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Shares used in per share calculations............
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                              DISTRIBUTIONS
                                                           COMMON STOCK         ADDITIONAL    IN EXCESS OF
                                                      -----------------------     PAID-IN       NET BOOK     RETAINED
                                                        SHARES      AMOUNT        CAPITAL        VALUE       EARNINGS      TOTAL
                                                      ----------  -----------  -------------  ------------  -----------  ----------
Balances, January 1, 1993...........................     100,000   $       1        --             --        $     166   $      167
  Dividends declared of $0.50 per common share......      --          --            --             --              (50)         (50)
  Net income........................................      --          --            --             --            2,657        2,657
                                                                          --
                                                      ----------                     -----    ------------  -----------  ----------
Balances, December 31, 1993.........................     100,000           1        --             --            2,773        2,774
  Dividends declared of $3 per common share.........      --          --            --             --             (300)        (300)
  Net income........................................      --          --            --             --            4,714        4,714
                                                                          --
                                                      ----------                     -----    ------------  -----------  ----------
Balances, December 31, 1994.........................     100,000           1        --             --            7,187        7,188
  Net loss..........................................      --          --            --             --           (2,336)      (2,336)
  Issuance of common stock..........................     100,000           1     $     499         --           --              500
  Recapitalization and distributions to
   stockholders.....................................    (100,000)         (1)       --         $  (45,422)      (4,851)     (50,274)
                                                                          --
                                                      ----------                     -----    ------------  -----------  ----------
Balances, March 31, 1995............................     100,000           1           499        (45,422)      --          (44,922)
  Accretion for dividends on mandatorily redeemable
   preferred stock..................................      --          --            --             --             (357)        (357)
  Net income........................................      --          --            --             --            5,664        5,664
                                                                          --
                                                      ----------                     -----    ------------  -----------  ----------
Balances, March 31, 1996............................     100,000   $       1     $     499     $  (45,422)   $   5,307   $  (39,615)
                                                                          --
                                                                          --
                                                      ----------                     -----    ------------  -----------  ----------
                                                      ----------                     -----    ------------  -----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED           THREE MONTHS          YEAR
                                                                 DECEMBER 31,         ENDED MARCH 31,        ENDED
                                                             --------------------  ---------------------   MARCH 31,
                                                               1993       1994       1994        1995        1996
                                                             ---------  ---------  ---------  ----------  -----------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................................  $   2,657  $   4,714  $   1,648  $   (2,336)  $   5,664
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization..........................        127        193         34          78       1,746
    Provision for doubtful accounts........................     --         --         --              32       1,518
    Provision for excess and obsolete inventories..........     --             69     --          --           2,009
    Deferred income taxes..................................        (57)      (388)    --          (1,010)     (2,298)
    Changes in operating assets and liabilities:
      Trade accounts receivable............................     (1,927)    (2,874)        13         617      (1,699)
      Inventories..........................................     (1,237)      (803)       849        (291)     (6,095)
      Prepaid expenses and other current assets............        (60)      (268)      (490)        (68)         86
      Trade accounts payable and accrued liabilities.......        793      1,738       (484)      1,835       7,589
                                                             ---------  ---------  ---------  ----------  -----------
        Net cash provided by (used in) operating
         activities........................................        296      2,381      1,570      (1,143)      8,520
                                                             ---------  ---------  ---------  ----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment.......................       (275)      (890)      (135)       (409)     (4,074)
  Other....................................................          2         (1)         1         129          52
                                                             ---------  ---------  ---------  ----------  -----------
        Net cash used in investing activities..............       (273)      (891)      (134)       (280)     (4,022)
                                                             ---------  ---------  ---------  ----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of bank debt......................     --         --         --          31,250      --
  Repayment of short-term borrowings and
   bank debt...............................................        (20)    --         --          --          (3,750)
  Payment of financing costs...............................     --         --         --          (3,203)     --
  Repayment of notes payable to related parties............     (1,581)    (1,345)      (170)       (998)       (250)
  Issuance of notes payable to related parties.............      1,770        998     --          11,250      --
  Proceeds from issuance of mandatorily redeemable
   preferred stock.........................................     --         --         --           3,000      --
  Payment of dividends.....................................        (20)      (300)    --          --          --
  Proceeds from issuance of common stock...................     --         --         --             500      --
  Distributions related to reorganization..................     --         --         --         (40,274)     --
                                                             ---------  ---------  ---------  ----------  -----------
        Net cash provided by (used in) financing
         activities........................................        149       (647)      (170)      1,525      (4,000)
                                                             ---------  ---------  ---------  ----------  -----------
Net increase in cash and cash equivalents..................        172        843      1,266         102         498
Cash and cash equivalents, beginning of period.............        193        365        365       1,208       1,310
                                                             ---------  ---------  ---------  ----------  -----------
Cash and cash equivalents, end of period...................  $     365  $   1,208  $   1,631  $    1,310   $   1,808
                                                             ---------  ---------  ---------  ----------  -----------
                                                             ---------  ---------  ---------  ----------  -----------
Supplemental disclosure of cash flow information:
  Income taxes paid........................................  $   1,298  $   3,232     --          --       $   4,180
  Interest paid............................................          5         21     --      $       21       4,939
  Dividends declared but not paid..........................         30     --         --          --          --
  Noncash distributions in excess of net book value--
   Mandatorily redeemable preferred stock..................     --         --         --           4,000      --
  Noncash distributions in excess of net book value--
   Junior subordinated notes...............................     --         --         --           6,000      --
  Accretion for dividends on mandatorily redeemable
   preferred stock.........................................     --         --         --          --             357

  The accompanying notes are an integral part of these consolidated financial statements.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  RECAPITALIZATION AND NATURE OF OPERATIONS:

    RECAPITALIZATION:

    RSx Holdings, Inc. (the Company) was formed in March 1995 as a holding company which acquired all of the outstanding shares of capital stock of RockShox, Inc. (Old RockShox) in a series of transactions that occurred on March 24, 1995 (the Recapitalization). On March 24, 1995, the stockholders of Old RockShox transferred all of the outstanding shares of capital stock of Old RockShox to the Company and RSx Acquisition, Inc. (Acquisition). In exchange therefor, the stockholders of Old RockShox received $49,049,000, which consisted of $39,049,000 of cash, $6,000,000 aggregate principal amount of junior subordinated notes payable of the Company (junior notes), $4,000,000 of non-convertible mandatorily redeemable Series B preferred stock of the Company (Series B Preferred Stock) and 50% of the common stock of the Company. The Company then acquired all of the capital stock of Acquisition and contributed to Acquisition all of the Company's shares of capital stock of Old RockShox, whereupon Old RockShox became a wholly owned subsidiary of Acquisition. Old RockShox was then merged into Acquisition and Acquisition changed its name to ROCKSHOX, INC. (RockShox). The transactions described in this paragraph are collectively referred to as the Recapitalization.

    As part of the Recapitalization, MCIT PLC and persons and entities affiliated with The Jordan Company (Jordan) purchased the remaining 50% of the common stock of the Company, $11,000,000 aggregate principal amount of senior subordinated notes payable of the Company (senior notes) and $3,000,000 of non-convertible mandatorily redeemable Series A preferred stock of the Company (Series A Preferred Stock) for an aggregate purchase price of approximately $14,500,000. Acquisition also entered into a $36,000,000 bank credit facility in connection with the Recapitalization pursuant to which Acquisition borrowed $30,000,000 under a term loan, and was permitted to borrow up to $6,000,000 under a bank line of credit.

    The transaction has been accounted for as a recapitalization because no change of control occurred, and accordingly, no change in the accounting basis of Old RockShox assets has been made in the accompanying consolidated financial statements. The amount of cash paid and securities issued to the stockholders of Old RockShox of $50,274,000 exceeded Old RockShox's net assets of $4,852,000 on the date of the Recapitalization by $45,422,000. This amount has been recorded within the equity section as distributions in excess of net book value.

    NATURE OF OPERATIONS:

    The Company designs, manufactures and markets high performance bicycle suspension products. The Company markets ten front suspension forks and three rear shocks under its JUDY, INDY, QUADRA, MAG and DELUXE product lines. The Company's products are primarily sold to bicycle manufacturers (OEMs) who incorporate ROCKSHOX branded components as part of new, fully assembled mountain bikes sold worldwide, and directly to independent bicycle dealers (IBDs) and through distributors (collectively, the retail accessory market). For the years ended December 31, 1993 and 1994, the three months ended March 31, 1995 and the year ended March 31, 1996, approximately 63%, 65%, 62% and 68%, respectively, of the Company's total net sales were to OEMs. For the years ended December 31, 1993 and 1994, the three months ended March 31, 1995 and the year ended March 31, 1996, approximately 37%, 35%, 38% and 32%, respectively, of the Company's total net sales were to the retail accessory market.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and amounts have been eliminated.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    FISCAL YEAR END:

    Effective March 31, 1995, the Company changed its fiscal year end from December 31 to March 31 to more closely correspond with the Company's product model year and business cycle.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RISKS AND UNCERTAINTIES:

    Substantially all of the Company's historical revenues have been attributable to sales of mountain bike front suspension forks and, therefore, any decline or lack of growth in the popularity of, or market demand for, mountain bike suspension forks, in general, or the Company's products, in particular, could have a material adverse effect on the Company or its prospects. The markets for bicycle components, in general, and bicycle suspension products, in particular, are highly competitive. In order to build or retain its market share, the Company must continue to successfully compete in the areas that influence the purchasing decisions of OEMs, distributors, IBDs and consumers, including design, price, quality, technology, distribution, marketing, style, brand image and customer service.

    The Company does not currently have long term supply contracts with any of its vendors, nor does the Company currently have multiple vendors for all parts, tooling, supplies or services critical to the Company's manufacturing processes. Failure of a key supplier to meet the Company's product needs on a timely basis with sufficient product of sufficient quality, loss of a key supplier, significant delay, disruption or cancellation of an order for critical parts, tooling, supplies or services or significant disruption in the Company's production or distribution activities for any other reason, including an earthquake or other catastrophic event, could have a material adverse effect on the Company or its prospects.

    The bicycle industry is, and many of the Company's OEM customers are, highly dependent on manufacturing in overseas locations. Changes in economic conditions, currency exchange rates, tariff regulations, local content laws or other trade restrictions or political instability (International Conditions) could adversely affect the cost or availability of products sold by or to the bicycle industry as a whole and the Company's OEM customers in particular, any of which could have a material adverse effect on the Company or its prospects. In addition, insufficient international consumer demand for mountain bikes and related products, in general, or the Company's products, in particular, whether due to changes in International Conditions, consumer preferences or other factors, could adversely affect the bicycle industry, the Company's OEM customers or the Company's sales, any of which could have a material adverse effect on the Company or its products.

    CONCENTRATIONS OF CREDIT RISK:

    Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of trade accounts receivable and cash and cash equivalents.

    The Company performs ongoing credit evaluations, generally does not require collateral of its customers and maintains allowances for potential credit losses. At March 31, 1996, three OEM customers accounted for 32.3%, 16.3% and 12.9% of accounts receivable. At March 31, 1995, two OEM customers accounted for 16.1% and 9.8% of accounts receivable. At December 31, 1994, two OEM customers accounted for 21.3% and 14.3% of accounts receivable. (See Note 13 for concentrations of revenue.)

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Substantially all cash balances are held in two financial institutions domiciled in the United States.

    INVENTORIES:

    Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives of one to seven years using the straight line method. Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less. Major additions and betterments are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

    CAPITALIZED FINANCING COSTS:

    Capitalized financing costs associated with the issuance of the subordinated debt and bank debt are being amortized over the terms of the related debt using the straight-line method for the line of credit and the interest method for the term loan and subordinated debt. Amortization expense for the year ended March 31, 1996 was $690,000. There was no amortization expense for the years ended December 31, 1993 and 1994 and the amount was immaterial for the three month period ended March 31, 1995.

    REVENUE RECOGNITION:

    The Company recognizes revenue, net of allowances for estimated returns, upon shipment of product.

    RESEARCH, DEVELOPMENT AND ENGINEERING:

    Research, development and engineering expenses are charged to operations as incurred.

    WARRANTY:

    All of the Company's products are covered by a one-year limited warranty. Estimated future costs of repair, replacement or customer accommodation are reflected in the accompanying consolidated financial statements.

    ADVERTISING COSTS:

    Advertising costs are charged to operations as incurred. Advertising costs were $523,000, $594,000, $342,000 and $1,089,000 for the years ended December
31, 1993 and 1994, the three months ended March 31, 1995 and the year ended March 31, 1996, respectively.

    INCOME TAXES:

    The Company's provision for (benefit from) income taxes comprises its estimated tax liability currently payable and the change in its deferred income taxes. Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to affect taxable income.

    RECENT ACCOUNTING PRONOUNCEMENTS:

    During March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" (SFAS 121), which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 will become effective for the Company's 1997 fiscal year. The Company has studied the implications of SFAS No. 121 and, based on its initial evaluation, does not expect SFAS 121 to have a material impact on the Company's financial condition or results of operations.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which established a fair value based method of accounting for stock-based compensation plans. The Company is currently following the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company plans to adopt SFAS 123 during fiscal 1997 utilizing the disclosure alternative.

    COMPUTATION OF NET INCOME (LOSS) PER SHARE:

    Net income (loss) per share is computed using the weighted average number of common shares outstanding during the period and, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve months preceding the filing date of RockShox's initial public offering (the Offering) have been included in the calculation of the number of shares used to determine net income (loss) per share as if the shares had been outstanding for all periods presented using the treasury stock method.

    INTERIM FINANCIAL DATA (UNAUDITED):

    The unaudited financial statements for the three months ended March 31, 1994 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and results of operations in accordance with generally accepted accounting principles.

    RECLASSIFICATIONS:

    Certain amounts in the prior periods' financial statements have been reclassified to conform to the fiscal 1996 presentation. These reclassifications did not change previously reported stockholders' equity (deficit) or net income
(loss).

3.  INVENTORIES (IN THOUSANDS):

                                                                                            MARCH 31,
                                                                        DECEMBER 31,   --------------------
                                                                            1994         1995       1996
                                                                        -------------  ---------  ---------
Raw materials.........................................................    $   3,493    $   2,719  $   5,320
Finished goods........................................................          566        1,631      3,116
                                                                             ------    ---------  ---------
                                                                          $   4,059    $   4,350  $   8,436
                                                                             ------    ---------  ---------
                                                                             ------    ---------  ---------

    Any misjudgment by the Company or any of its OEM customers of the demand for any of its respective products may cause the Company's excess and obsolete inventory to exceed estimated allowances for such inventory.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

4.  PROPERTY AND EQUIPMENT, NET (IN THOUSANDS):

                                                                                           MARCH 31,
                                                                       DECEMBER 31,   --------------------
                                                                           1994         1995       1996
                                                                       -------------  ---------  ---------
Furniture and fixtures...............................................    $     708    $     777  $   1,553
Machinery and equipment..............................................          493          669      2,870
Leasehold improvements...............................................          121          141        251
                                                                            ------    ---------  ---------
                                                                             1,322        1,587      4,674
Less accumulated depreciation and amortization.......................         (359)        (437)    (1,493)
                                                                            ------    ---------  ---------
                                                                               963        1,150      3,181
Construction in progress                                                       153          145      1,132
                                                                            ------    ---------  ---------
                                                                         $   1,116    $   1,295  $   4,313
                                                                            ------    ---------  ---------
                                                                            ------    ---------  ---------

    Depreciation and amortization expense on property and equipment for the years ended December 31, 1993 and 1994, the three months ended March 31, 1995 and the year ended March 31, 1996 was $127,000, $193,000, $78,000 and
$1,056,000, respectively.

5.  ACCRUED LIABILITIES (IN THOUSANDS):

                                                                                           MARCH 31,
                                                                       DECEMBER 31,   --------------------
                                                                           1994         1995       1996
                                                                       -------------  ---------  ---------
Accrued payroll and benefits.........................................    $     524    $     396  $   1,401
Accrued income taxes payable.........................................                       507      1,823
Accrued warranty.....................................................           50          300      4,231
Accrued interest payable.............................................                        55        902
Accrued reorganization costs.........................................                       995
Other................................................................          366        1,046      1,945
                                                                            ------    ---------  ---------
                                                                         $     940    $   3,299  $  10,302
                                                                            ------    ---------  ---------
                                                                            ------    ---------  ---------

    The Company has $4,231,000 in accrued warranty costs at March 31, 1996. There can be no assurance that such accrued liability may not change in the future or that future warranty costs for sales made through such date will not be greater than the amounts accrued by the Company on its consolidated financial statements, either of which could have a material adverse effect on the Company or its prospects. No provision for these possible excess warranty costs has been recorded in the accompanying financial statements.

6.  RELATED PARTY TRANSACTIONS:

    CONSULTING AND EMPLOYMENT AGREEMENTS:

    In connection with the Recapitalization on March 24, 1995 (see Note 1), the Company entered into annual employment agreements (the Employment Agreements) with the Company's President and Vice President of Advanced Research, and a management consulting agreement (the Consulting Agreement) with Jordan.

    The Employment Agreements are dated as of March 24, 1995, were initially for one-year terms and automatically renew for additional one-year terms, not to exceed four one-year renewal terms in total, at the election of the applicable officer. Under the terms of the Employment Agreements, initial payments of an aggregate of $4,700,000 were made, of which $2,820,000 was charged to selling, general and administrative

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

6.  RELATED PARTY TRANSACTIONS: (CONTINUED)
expense and $1,880,000 was charged to research and development expense in the statement of operations for the three month period ended March 31, 1995. Aggregate salaries of $500,000 plus certain additional incentive compensation are payable annually. The incentive compensation is based upon the Company's operating results up to a maximum of $3,000,000 per year during the first four fiscal years and $10,000,000 for five fiscal years in the aggregate for both the Company's President and Vice President of Advanced Research, beginning with the fiscal year ended March 31, 1996. Incentive compensation under the Employment Agreements totaled $2,125,000 for the fiscal year ended March 31, 1996, of which $1,062,500 was charged to selling, general and administrative expense and $1,062,500 was charged to research and development expense in the statement of operations.

    The Consulting Agreement between the Company and Jordan is dated March 24, 1995 and generally continues until April 1, 2000. Under the terms of the
Consulting Agreement, Jordan is entitled to a quarterly consulting fee of $62,500, potential fees relating to certain future transactions and reimbursement for any reasonable expenses.

    NOTES PAYABLE:

    In connection with the Recapitalization, the Company issued $11,000,000 aggregate principal amount of senior notes to Jordan and $6,000,000 aggregate principal amount of junior notes to certain stockholders of the Company (see
Note 1). Each of the senior notes and the junior notes bear interest at 13.5% per annum, with the interest payable semi-annually. Principal payments begin in 2003, with the final installments on the senior notes and the junior notes due in 2005 and 2006, respectively.

    The senior notes include provisions to accelerate payment based upon default or violation of restrictive covenants contained in the Company's bank debt agreement (see Note 7). The senior notes contain a covenant that requires the Company to maintain a certain financial ratio and prohibits the payment of any dividend or distribution on account of any class of the Company's capital stock, except a dividend payable solely in shares of that class of stock, or a dividend payable to holders of Series A and B Preferred Stock provided sufficient funds are available.

    The Company and MCIT PLC entered into a pledge agreement pursuant to which the Company pledged to MCIT PLC, as agent for all holders of senior notes, a continuing security interest in and to all issued and outstanding shares of capital stock of Acquisition, including all payments and rights with respect thereto and all proceeds thereof.

    At March 31, 1995, the Company had a noncollateralized note payable of $250,000 to a stockholder due June 24, 1995. The Company repaid this note during fiscal 1996.

    INVENTORY PURCHASES:

    For the years ended December 31, 1993 and 1994, the three months ended March 31, 1995 and the year ended March 31, 1996, the Company paid $3,595,000,
$3,118,000,  $1,271,000  and  $8,529,000,  respectively, to  a  supplier  of raw materials. Prior to January 1, 1994, the President of the Company owned 50% of the common stock of this supplier. The President sold such stock on January 1, 1994. The President provides consulting services to this supplier, in consideration of which the President receives payments of approximately 3% of this supplier's net sales (as defined) through 2002.

    STOCKHOLDERS AGREEMENT:

    The Company, Stephen Simons, Debra Simons, Paul Turner, MCIT PLC and certain persons and entities affiliated with Jordan (collectively, the Stockholder Parties) have entered into a subscription and stockholders agreement, dated March 24, 1995 (the Stockholders Agreement), pursuant to which each Stockholder Party agreed to vote all shares of common stock of the Company owned by such Stockholder Party to maintain a Board of Directors consisting of four members, two nominated by Stephen Simons and

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

6.  RELATED PARTY TRANSACTIONS: (CONTINUED)
Paul Turner and two nominated by the Stockholder Parties other than Messrs. Simons and Turner and Debra Simons. The Stockholders Agreement also imposes certain restrictions on transferability of the shares of common stock of the
Company owned by the Stockholder Parties. Such voting provisions and restrictions on transfer will terminate upon the consummation of the Offering. The Stockholders Agreement also provides MCIT PLC with the right, subject to certain exceptions, to include its shares of common stock of the Company in a registration statement proposed to be filed by RockShox in connection with any public offering. Such provision will terminate immediately following the consummation of the Offering.

7.  BANK DEBT:
    The Company's wholly owned subsidiary, RockShox, has a bank line of credit, subject to renewal on March 31, 2001, under which it may borrow up to $6,000,000. At March 31, 1996, no borrowings were outstanding under the bank line of credit. Borrowings under the bank line of credit are guaranteed by the Company.

    In connection with the Recapitalization (see Note 1), Acquisition entered into a bank term loan of $30,000,000, pursuant to which escalating quarterly installment payments began on June 30, 1995 with the final installment due on March 31, 2001. The annual principal maturities during the years ending March 31, are as follows (IN THOUSANDS):

1997.......................................................................  $   3,000
1998.......................................................................      4,500
1999.......................................................................      5,600
2000.......................................................................      6,800
2001.......................................................................      7,600
                                                                             ---------
                                                                             $  27,500
                                                                             ---------
                                                                             ---------

    Both the bank line of credit and the term loan are collateralized by the assets of the Company and bear interest at a floating rate that changes depending on the Company's leverage ratio, subject to a maximum annual borrowing rate, as defined in the agreement (8.56% at March 31, 1996). Interest is payable quarterly. The credit agreement contains covenants, the more restrictive of which, requires the maintenance of various financial ratios and, among other things, restricts additional borrowings and the sale of assets. In addition, the credit agreement prohibits the payment of any dividend as distribution on account of any class of the Company's capital stock, except a dividend payable solely in shares of that class of stock.

    The credit agreement contains certain prepayment requirements relating to the Company's cash flows, sale of certain assets, and additional issuance of debt. The Company is required to make a mandatory prepayment on June 30 following the end of the fiscal year, beginning June 30, 1996, based on a percentage of excess cash flow, as defined in the agreement. At March 31, 1996, the Company was not required to make any prepayment under the excess cash flow requirements.

8.  COMMITMENTS AND CONTINGENCIES:

    COMMITMENTS:

    The Company leases its plant and sales facilities and certain of its equipment under noncancelable operating leases that expire at various times through 2001. Certain of these leases require escalating monthly payments and, therefore, periodic rent expense is being recognized on a straight-line basis. Under these leases, the Company is responsible for maintenance costs, including real property taxes, utilities and other costs. Also, certain of these leases contain renewal options.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Total rent expense for these leases for the years ended December 31, 1993 and 1994, the three months ended March 31, 1995 and the year ended March 31, 1996 was $163,000, $292,000, $97,000 and $520,000, respectively. Following is a summary, by fiscal year, of future minimum lease payments under operating leases at March 31, 1996 (IN THOUSANDS):

FISCAL YEAR                                                                 EQUIPMENT     BUILDING      TOTAL
- ------------------------------------------------------------------------  -------------  -----------  ---------
1997....................................................................    $      64     $     734   $     798
1998....................................................................           64           687         751
1999....................................................................           64           681         745
2000....................................................................           64           692         756
2001....................................................................           64           441         505
                                                                                -----    -----------  ---------
Total minimum lease payments............................................    $     320     $   3,235   $   3,555
                                                                                -----    -----------  ---------
                                                                                -----    -----------  ---------

    CONTINGENCIES:

    The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

9.  MANDATORILY REDEEMABLE PREFERRED STOCK ISSUED TO STOCKHOLDERS:
    In connection with the Recapitalization, the Company issued 3,000 shares of Series A Preferred Stock and 4,000 shares of Series B Preferred Stock, both at a price of $1,000 per share. The rights, preferences and privileges of holders of the Series A Preferred Stock and Series B Preferred Stock are as follows:

    DIVIDENDS:

    Holders of Series A Preferred Stock are entitled to receive, at the option of the Board of Directors, either stock dividends at an annual rate of 5% per share or cash dividends at an annual rate of $50 per share. Stock dividends accrue if no cash dividends are declared. Holders of Series B Preferred Stock are entitled to receive cash dividends at an annual rate of $50 per share. Dividends are cumulative and accrue from the date of issuance whether or not earned or declared.

    REDEMPTION:

    The Company has the option to redeem the Series A Preferred Stock and the Series B Preferred Stock at any time for $1,000 per share plus accrued but unpaid dividends thereon (the Redemption Price). All shares of Series A Preferred Stock and Series B Preferred Stock must be redeemed by the Company by payment of the Redemption Price on July 31, 2006 or earlier, in connection with a merger, consolidation or sale of substantially all the Company's assets in which the Company's common stockholders hold a minority of the surviving voting stock. Payment of any optional or mandatory redemption amounts cannot be made if such payment results in any default under the Company's debt obligations. Holders of Series A Preferred Stock will receive payment of the Redemption Price before any redemption of Series B Preferred Stock.

                      RSx HOLDINGS, INC. AND SUBSIDIARIES

9. MANDATORILY REDEEMABLE PREFERRED STOCK ISSUED TO STOCKHOLDERS: (CONTINUED) The mandatory redemption requirements include cumulative unpaid dividends.
Assuming no liquidity event, and no payment of dividends, the mandatory redemption requirements total $12,184,000, all payable in 2006.

    LIQUIDATION:

    In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of Series A Preferred Stock have a liquidation preference over holders of Series B Preferred Stock and common stock of $1,000 per share plus all accrued but unpaid dividends thereon. Holders of Series B Preferred Stock have liquidation preference over holders of common stock of $1,000 plus all accrued but unpaid dividends thereon.

10. INCOME TAXES:
    The components of the provision for (benefit from) income taxes are summarized as follows (IN THOUSANDS):

                                                                    YEAR ENDED          THREE
                                                                   DECEMBER 31,        MONTHS     YEAR ENDED
                                                               --------------------  ENDED MARCH   MARCH 31,
                                                                 1993       1994      31, 1995       1996
                                                               ---------  ---------  -----------  -----------
Current:
  State......................................................  $     378  $     558   $      45    $   1,127
  Federal....................................................      1,200      2,250         312        4,635
                                                               ---------  ---------  -----------  -----------
                                                                   1,578      2,808         357        5,762
                                                               ---------  ---------  -----------  -----------
Deferred:
  State......................................................        (10)       (48)       (150)        (281)
  Federal....................................................        (47)      (340)       (860)      (2,017)
                                                               ---------  ---------  -----------  -----------
                                                                     (57)      (388)     (1,010)      (2,298)
                                                               ---------  ---------  -----------  -----------
                                                               $   1,521  $   2,420   $    (653)   $   3,464
                                                               ---------  ---------  -----------  -----------
                                                               ---------  ---------  -----------  -----------

    The principal items accounting for the difference between income taxes computed at the U.S. statutory rate and the provision for (benefit from) income taxes reflected in the statements of operations are as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,        THREE MONTHS    YEAR ENDED
                                                             ------------------------   ENDED MARCH    MARCH 31,
                                                                1993         1994        31, 1995         1996
                                                             -----------  -----------  -------------  ------------
United States statutory rate...............................       34.0%        34.0%        (34.0)%         35.0%
States taxes, net of federal benefit.......................        6.1          4.6          (5.0)           5.1
Other......................................................       (3.7)        (4.7)         17.2           (2.2)
                                                                 -----        -----         -----          -----
                                                                  36.4%        33.9%        (21.8)%         37.9%
                                                                 -----        -----         -----          -----
                                                                 -----        -----         -----          -----

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

10. INCOME TAXES: (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and liability are as follows (IN THOUSANDS):

                                                                                              MARCH 31,
                                                                         DECEMBER 31,    --------------------
                                                                             1994          1995       1996
                                                                        ---------------  ---------  ---------
Net operating losses..................................................                   $   1,350
Allowance for doubtful accounts.......................................     $       6             9  $     681
Allowance for excess and obsolete inventory...........................            19                      685
Accrued liabilities...................................................           128            73      1,650
Other.................................................................           344            75        789
                                                                               -----     ---------  ---------
    Net deferred tax asset............................................     $     497     $   1,507  $   3,805
                                                                               -----     ---------  ---------
                                                                               -----     ---------  ---------

    No valuation allowance has been recorded as management believes the net deferred tax asset will be realized in future periods through carryback to prior years when the Company paid income taxes or through estimated future taxable income. The amount of the deferred tax asset that is realizable could be reduced in the near term if actual results differ significantly from estimates of future taxable income.

11. EMPLOYEE BENEFIT PLAN:
    The Company has established a defined contribution plan that is intended to qualify under Section 401 of the Internal Revenue Code (the Plan). The Plan covers substantially all officers and employees of the Company. Company contributions to the Plan are determined at the discretion of the Board of Directors. No Company contributions were made to the Plan for the years ended December 31, 1993 and 1994, the three months ended March 31, 1995 or the year ended March 31, 1996.

12. FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE:
    The following methods and assumptions were used in estimating the fair values of financial instruments:

        CASH AND CASH EQUIVALENTS:

         The carrying amounts for cash and cash equivalents approximate their estimated fair values because of the short maturity of those financial instruments.

        MANDATORILY REDEEMABLE PREFERRED STOCK AND NOTES PAYABLE TO RELATED
    PARTIES:

         No estimates of the fair values of these financial instruments with related parties could be made without incurring excessive costs (see Note
    6).

        LONG-TERM DEBT:

        Based on rates currently available to the Company for debt with similar terms and remaining maturities, the carrying amounts for long-term debt approximate their estimated fair value.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES

13. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION:
    The Company currently operates in one industry segment, the suspension class of the bicycle industry, for financial reporting purposes. The Company's export sales (including sales to domestic OEM's overseas manufacturing operations), which are all denominated in U.S. dollars and are summarized as follows: (IN THOUSANDS)

                                              YEAR ENDED DECEMBER
                                                      31,            THREE MONTHS
                                              --------------------       ENDED         YEAR ENDED
                                                1993       1994     MARCH 31, 1995   MARCH 31, 1996
                                              ---------  ---------  ---------------  --------------
Asia........................................  $   7,234  $  10,563     $   2,800       $   22,813
Europe......................................      4,698      6,096         1,961           13,708
Other.......................................      1,838      2,072           964            4,091
                                              ---------  ---------        ------          -------
                                              $  13,770  $  18,731     $   5,725       $   40,612
                                              ---------  ---------        ------          -------
                                              ---------  ---------        ------          -------

    Revenues from individual customers in excess of 10% of net sales were as follows (IN THOUSANDS, EXCEPT PERCENT DATA):

                                      YEAR ENDED DECEMBER 31,
                           ----------------------------------------------    THREE MONTHS ENDED
                                                                                                         YEAR ENDED
                                    1993                    1994               MARCH 31, 1995          MARCH 31, 1996
                           ----------------------  ----------------------  ----------------------  ----------------------
CUSTOMER                     PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT
- -------------------------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
A........................                               10.7%   $   4,061       14.5%   $   2,073       17.9%   $  14,950
B........................       17.5%   $   5,419                               12.2%   $   1,737

14. SUBSEQUENT EVENTS:
    In May 1996, the Board of Directors and stockholders approved the 1996 Stock Plan (the Stock Plan). The Stock Plan provides for the issuance of up to a maximum of 11,100 shares of common stock pursuant to awards under the Stock Plan. The Company has reserved 11,100 shares of common stock for issuance under the Stock Plan. Under the Stock Plan, incentive stock options may be granted only to employees (including employees who are officers or directors) of the Company or any parent or subsidiary of the Company, and nonstatutory stock options and stock purchase rights may be granted to employees and directors of the Company or any of its subsidiaries.

    The exercise price of options will be determined by the compensation committee of the Board of Directors of RockShox upon the establishment thereof, provided that (i) incentive stock options may not be granted with option exercise prices less than fair market value (as defined in the Stock Plan) of the common stock on the date of grant, (ii) options granted to employees possessing more than 10% of the total combined voting power of all classes of stock of the Company may not have exercise prices less than 110% of fair market value and (iii) nonstatutory options may not be granted with option prices less than 85% of the fair market value.

    Each option will become exercisable for 20% of the shares of common stock underlying such option each year, or at a rate determined by the compensation committee of the Board of Directors. Options expire no more than ten years after the date of grant other than those granted to optionees who own at least 10% of the outstanding common stock on the date of grant, which will expire after five years from the date of grant.

    During May 1996, certain employees were granted stock options to purchase an aggregate of 6,761 shares of common stock pursuant to the Stock Plan at exercise prices of $387 and $414 per share.

    In June 1996, the Board of Directors approved an increase in the number of authorized shares of common stock to 111,100.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                          AND STATEMENT OF OPERATIONS

                                  (UNAUDITED)

    The accompanying unaudited pro forma condensed consolidated balance sheet and statement of operations give effect to certain transactions which will take place upon the closing of the Offering as if the transactions had taken place as of March 31, 1996 and April 1, 1995, respectively.

    The pro forma information is not necessarily indicative of future operations or the actual results that would have occurred had the transactions occurred at the beginning of the period presented. The pro forma information and related adjustments are based upon available information and upon certain assumptions which the Company believes are reasonable. The pro forma condensed consolidated balance sheet and statement of operations should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto contained elsewhere herein.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                     PRO FORMA           PRO FORMA
                                                                 MARCH 31,          ADJUSTMENTS          MARCH 31,
                                                                   1996               (NOTE 1)              1996
                                                                -----------  --------------------------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...................................   $   1,808   $             (a)           $
  Trade accounts receivable, net..............................       5,571               --                   5,571
  Inventories.................................................       8,436               --                   8,436
  Prepaid expenses and other current assets...................         397               --                     397
  Deferred income taxes.......................................       3,805            3,932(e)                7,737
                                                                -----------    ------------              ----------
    Total current assets......................................      20,017
  Property and equipment, net.................................       4,313               --                   4,313
  Capitalized financing costs, net............................       2,513   $       (2,513)(c)              --
  Other assets, net...........................................          89               --                      89
                                                                -----------    ------------              ----------
        Total assets..........................................   $  26,932   $                           $
                                                                -----------    ------------              ----------
                                                                -----------    ------------              ----------
                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable......................................   $   1,769               --              $    1,769
  Accounts payable to related party...........................         494               --                     494
  Accrued incentive compensation payable to officers..........       2,125               --                   2,125
  Accrued liabilities.........................................      10,302               --                  10,302
  Current portion of long-term bank debt......................       3,000           (3,000)(b)              --
                                                                -----------    ------------              ----------
    Total current liabilities.................................      17,690           (3,000)                 14,690
Long-term bank debt, net of current portion...................      24,500          (24,500)(b)              --
Notes payable to related parties, net of current portion......      17,000          (17,000)(b)              --
                                                                -----------    ------------              ----------
      Total liabilities.......................................      59,190          (44,500)                 14,690
                                                                -----------    ------------              ----------
Commitments and contingencies.
Mandatorily redeemable preferred stock........................       7,357           (7,357)(b)              --
                                                                -----------    ------------              ----------
Common stock, $0.01 par value,
  Authorized: 100,000 shares actual,       shares pro forma;
  Issued and outstanding: 100,000 shares actual,       shares
   pro forma..................................................           1                 (a)
Additional paid-in capital....................................         499                 (a)
Distributions in excess of net book value.....................     (45,422)              --                 (45,422)
Retained earnings.............................................       5,307            5,898 (c)(d)(e           (591)
                                                                -----------    ------------              ----------
      Total stockholders' equity (deficit)....................     (39,615)
                                                                -----------    ------------              ----------
        Total liabilities, mandatorily redeemable preferred
         stock and stockholders' equity (deficit).............   $  26,932   $                           $
                                                                -----------    ------------              ----------
                                                                -----------    ------------              ----------

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                         YEAR                          PRO FORMA
                                                                        ENDED          PRO FORMA       YEAR ENDED
                                                                      MARCH 31,       ADJUSTMENTS      MARCH 31,
                                                                         1996          (NOTE 2)           1996
                                                                     ------------  -----------------  ------------
Net sales..........................................................  $     83,509         --          $     83,509
Cost of sales......................................................        54,110         --                54,110
                                                                     ------------                     ------------
    Gross profit...................................................        29,399         --                29,399
                                                                     ------------                     ------------
Selling, general and administrative expense........................        11,220           (812)(f)        10,408
Research, development and engineering expense......................         3,401           (938)(f)         2,463
                                                                     ------------  -----------------  ------------
                                                                           14,621         (1,750)           12,871
                                                                     ------------  -----------------  ------------
    Income from operations.........................................        14,778          1,750            16,528
Interest income....................................................           136         --                   136
Interest expense...................................................        (5,786)         5,786(g)        --
                                                                     ------------  -----------------  ------------
    Income before income taxes.....................................         9,128          7,536            16,664
Provision for income taxes.........................................         3,464          3,014(i)          6,478
                                                                     ------------  -----------------  ------------
    Net income.....................................................  $      5,664  $       4,522      $     10,186
                                                                     ------------  -----------------  ------------
                                                                     ------------  -----------------  ------------
Net income.........................................................  $      5,664  $       4,522      $     10,186
Accretion for dividends on mandatorily redeemable preferred
  stock............................................................           357           (357)(h)       --
                                                                     ------------  -----------------  ------------
Net income available to common stockholders........................  $      5,307  $       4,879      $     10,186
                                                                     ------------  -----------------  ------------
                                                                     ------------  -----------------  ------------
Net income per share...............................................  $                                $
                                                                     ------------                     ------------
                                                                     ------------                     ------------
Shares used in per share computation...............................                             (j)
                                                                     ------------  -----------------  ------------
                                                                     ------------  -----------------  ------------

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                      RSX HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED BALANCE SHEET:
    To reflect (i) the estimated net proceeds from the Offering, (ii) payment with the proceeds from the Offering of the Company's borrowings of long-term bank debt and subordinated notes payable, (iii) the redemption of the Series A and Series B Preferred Stock, (iv) the payment of $7,317,000 to the Company's President and Vice President of Advanced Research to terminate a bonus plan (the Bonus Plan), (v) the charge-off of capitalized financing costs related to the bank debt and (vi) the income effect of the forgoing, certain pro forma adjustments have been made to the accompanying pro forma condensed consolidated balance sheet, as if the Offering was consummated on March 31, 1996, as follows:

        (a) Issuance of          shares of common stock at $  per share, net  of
    estimated  issuance costs of $          and less payments of $27,500,000 and
    $17,000,000 to repay bank debt and subordinated debt, respectively, $7,357,000 to redeem the Series A and Series B Preferred Stock and $7,317,000 to terminate the Bonus Plan.

        (b) Use of proceeds to repay long-term bank debt and subordinated notes payable to related parties of $27,500,000 and $17,000,000, respectively, and to redeem the Series A and Series B Preferred Stock of $7,357,000. (See Note 6 of Notes to Consolidated Financial Statements.)

        (c) Charge-off of capitalized financing costs of $2,513,000 related to the bank debt.

        (d) Use of $7,317,000 of proceeds to terminate the Bonus Plan with the Company's President and Vice President of Advanced Research.

        (e) Records the tax impact of the tax benefit realized from the deductible portion of adjustments (b), (c) and (d) at a 40% incremental tax rate.

2.  PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS:
    To reflect (i) the reduction of interest expense from the payment of the long-term bank debt and subordinated notes payable, (ii) the reduction of dividends payable to the holders of the Series A and Series B Preferred Stock and (iii) the income tax effect of the forgoing, certain pro forma adjustments have been made to the accompanying pro forma condensed consolidated statement of operations, as if the Offering was consummated on April 1, 1995, as follows:

        (f) Reduces the bonus expense recorded and payable under the Employment Agreements with the Company's President and Vice President of Advanced Research, in excess of the maximum of $250,000 and $125,000, respectively, that will be payable to each of these individuals under the employment agreements that will become effective upon consummation of the Offering.

        (g) Records the reduction of interest expense resulting from repaying the long-term bank debt and subordinated notes payable, and from the reduction in amortization of the deferred financing costs.

        (h) Records the reduction in dividends resulting from the redemption of Series A and Series B Preferred Stock.

        (i) Records the tax impact of the increase in the provision for income taxes resulting from the decrease in tax deductible expenses in adjustments
    (f) and (g) at a 40% incremental tax rate.

        (j)  Records the  effect on shares  used in per  share computation as  a
    result of        shares of common stock issued pursuant to the Offering.

    The pro forma condensed consolidated statement of operations does not reflect the charge of $2,513,000 related to the deferred financing cost or the expense of $7,317,000 related to the termination of the Bonus Plan, both of which will reduce net income in the quarter the Offering is consummated because of the nonrecurring nature of each of these items.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
The Recapitalization and the Merger............          12
Use of Proceeds................................          13
Dividend Policy................................          13
Capitalization.................................          14
Dilution.......................................          15
Selected Financial Data........................          16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          18
Business.......................................          22
Management.....................................          37
Certain Transactions...........................          41
Principal and Selling Stockholders.............          44
Description of Capital Stock...................          46
Shares Eligible for Future Sale................          47
Underwriting...................................          49
Legal Matters..................................          50
Experts........................................          50
Additional Information.........................          50
Special Note Regarding Forward-Looking
 Statements....................................          51
Index to Consolidated Financial Statements and
 Pro Forma Condensed Consolidated Financial
 Statements....................................         F-1

                              -------------------

    UNTIL                                    ,   1996   (25   DAYS   AFTER   THE
DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          SHARES

                                [ROCKSHOX LOGO]

                                 ROCKSHOX, INC.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                              MERRILL LYNCH & CO.
                         ROBERTSON, STEPHENS & COMPANY
                           JEFFERIES & COMPANY, INC.

                                          , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses (other than underwriting discounts and commissions) payable by the Company in connection with the issuance and distribution of the Common Stock to be registered hereby are as follows:

SEC registration fee...................................................  $    26,768
NASD fees..............................................................        8,263
NASDAQ Listing Fee.....................................................            *
Printing and engraving expenses........................................            *
Management fees........................................................            *
Legal fees and expenses................................................            *
Accounting fees and expenses...........................................            *
Blue Sky expenses (including legal fees)...............................            *
Transfer agent fees and expenses.......................................            *
Miscellaneous expenses.................................................            *
                                                                         -----------
  Total................................................................  $         *
                                                                         -----------
                                                                         -----------

- ------------------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any action, suit or proceeding to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, so long as they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation of the Company and Bylaws of the Company provide for indemnification of present and former directors and officers of the Company and persons serving as directors, officers, employees or agents of other corporations or entities at the request of the Company, each to the fullest extent permitted by the DGCL.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. The Certificate of Incorporation of the Company contains such a provision.

    The Company intends to obtain insurance for the protection of its directors and officers against claims asserted against them in their official capacities.

    The purchase agreement among the Company and each of the underwriters (the "Underwriters") and the selling stockholders named in this Registration Statement (the "Purchase Agreement") will provide for indemnification by the Underwriters of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), under certain circumstances.

    The preceding discussion of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Purchase Agreement and the DGCL is not intended to be exhaustive and is qualified in its entirety by reference to the complete texts of the Certificate of Incorporation of the Company, the Bylaws of the Company and the Purchase Agreement, which are included in this Registration Statement at Exhibits 3.1, 3.2 and 1.1, respectively, and to the DGCL.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On March 24, 1995, Stephen Simons, Debra Simons and Paul Turner transferred all of the outstanding shares in the Company's predecessor to RSx Holdings Inc., a Delaware corporation ("Holdings"), and RSx Acquisition, Inc., a Delaware corporation that later became a wholly owned subsidiary of Holdings, for 50% of the outstanding common stock of Holdings ("Holdings Common Stock"), $6 million aggregate principal amount of 13.5% junior subordinated notes of Holdings, 4,000 shares of Series B Preferred Stock of Holdings and approximately $40.3 million in cash. Also on March 24, 1995, MCIT PLC and certain persons and entities affiliated with The Jordan Company purchased the remaining 50% of Holdings Common Stock and 3,000 shares of Series A Preferred Stock of Holdings in consideration of approximately $3.5 million. Holdings also issued $11 aggregate million principal amount of 13.5% senior subordinated notes to two affiliates of The Jordan Company on such date. All of such issuances of securities by Holdings were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that no public offering was involved.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A)  EXHIBITS

      1    Purchase Agreement, dated            , 1996, among RockShox, Inc., Merrill Lynch,
            Pierce, Fenner & Smith Incorporated, on behalf of the several underwriters, and the selling stockholders named therein.*
      2    Agreement and Plan of Merger, dated            , 1996, between RSx Holdings, Inc.
            and RockShox, Inc.*
      3.1  Amended and Restated Certificate of Incorporation of RockShox, Inc.*
      3.2  Amended and Restated Bylaws of RockShox, Inc.*
      4    Form of Common Stock Certificate of RockShox, Inc.*
      5    Opinion of Skadden, Arps, Slate, Meagher & Flom.*
     10.1  Stock Purchase Agreement, dated March 24, 1995, among Stephen Simons, Debra
            Simons, Paul Turner, RSx Holdings, Inc. and RSx Acquisition, Inc.
     10.2  Management Consulting Agreement, dated as of March 24, 1995, between TJC
            Management Corporation and RSx Holdings, Inc.
     10.3  Purchase Agreement, dated as of March 23, 1995, between RSx Holdings, Inc. and
            MCIT PLC.
     10.4  Subscription and Stockholders Agreement, dated as of March 24, 1995, among RSx
            Holdings, Inc., Stephen Simons, Debra Simons, Paul Turner and other stockholders named therein.
     10.5  Registration Rights Agreement, dated            , 1996, among RockShox, Inc.,
            Stephen Simons, Debra Simons, Paul Turner and other stockholders named therein.*
     10.6  RSx Holdings, Inc. 1996 Stock Plan.
     10.7  Employment Agreement, dated as of March 24, 1995, between RSx Holdings, Inc. and
            Stephen Simons.
     10.8  Amended and Restated Employment Agreement, dated            , 1996, between
            RockShox, Inc. and Stephen Simons.*

     10.9  Employment Agreement, dated as of March 24, 1995, between RSx Holdings, Inc. and
            Paul Turner.
    10.10  Amended and Restated Employment Agreement, dated            , 1996, between
            RockShox, Inc. and Paul Turner.*
    10.11  Noncompetition Agreement, dated March 24, 1995, between RSx Holdings, Inc. and
            Stephen Simons.
    10.12  Noncompetition Agreement, dated March 24, 1995, between RSx Holdings, Inc. and
            Debra W. Simons.
    10.13  Noncompetition Agreement, dated March 24, 1995, between RSx Holdings, Inc. and
            Paul Turner.
    10.14  Consultant Agreement, dated as of January 1, 1994, by and between Simons &
            Susslin, Inc. and Stephen Simons.
    10.15  Form of Lease, dated as of May 1, 1994, between Charcot Center Joint Venture and
            RockShox, Inc.
    10.16  Form of First Amendment to Lease, dated as of August 15, 1994, between Charcot
            Center Joint Venture and RockShox, Inc.
    10.17  Lease, dated as of October 1, 1995, between Whitecliffe I Apartments, Ltd. and
            RockShox, Inc.
     11    Statement regarding computation of net income (loss) per share.*
     21    List of Subsidiaries of RockShox, Inc.
     23.1  Consent of Coopers & Lybrand L.L.P.
     23.2  Consent of Skadden, Arps, Slate, Meagher & Flom (included as part of the opinion submitted as Exhibit 5). *
     24    Power of attorney (see signature page included in Registration Statement).
     27    Financial Data Schedule.

- ------------------------
* To be filed by amendment.

    (B)  FINANCIAL STATEMENT SCHEDULES

    Schedule II    Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 12, 1996.

                                          ROCKSHOX, INC.

                                          By:     /S/ CHARLES E. NOREEN, JR.

                                             -----------------------------------
                                              Name: Charles E. Noreen, Jr.
                                             Title: Chief Financial Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Charles E. Noreen, Jr. and Adam E. Max and each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any or all amendments or supplements to this registration statement or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to such registration statements or any amendments or supplements thereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

              /S/ JOHN W. JORDAN
                II                   Chairman of the Board of
- -----------------------------------   Directors                  July 12, 1996
         John W. Jordan II

                /S/ STEPHEN W.
              SIMONS                 President (Chief
- -----------------------------------   Executive Officer)         July 12, 1996
         Stephen W. Simons

           /S/ CHARLES E. NOREEN,
                JR.                  Chief Financial Officer
- -----------------------------------   (principal accounting      July 12, 1996
      Charles E. Noreen, Jr.          officer)

                    /S/ PAUL
              TURNER                 Vice President of
- -----------------------------------   Advanced Research and      July 12, 1996
            Paul Turner               Director

                  /S/ ADAM E.
                MAX                  Director and Vice
- -----------------------------------   President                  July 12, 1996
            Adam E. Max

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

    In connection with our audits of the financial statements of RSx Holdings, Inc. and Subsidiaries as of December 31, 1994 and March 31, 1995 and 1996, and for the years ended December 31, 1993 and 1994, the three month period ended March 31, 1995 and the year ended March 31, 1996, which financial statements are included in the Registration Statement, we have also audited the financial statement schedule listed in Item (16)(b) herein.

    In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
May 21, 1996

                                                                     SCHEDULE II

                      RSX HOLDINGS, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                        CHARGED
                                                                        BALANCE AT     TO COSTS     WRITE-OFF     BALANCE
                                                                         BEGINNING        AND          OF         AT END
                                                                         OF PERIOD     EXPENSES     ACCOUNTS     OF PERIOD
                                                                       -------------  -----------  -----------  -----------
Year ended December 31, 1993
  Allowance for doubtful accounts....................................    $      40                               $      40
  Allowance for excess and obsolete inventories......................
Year ended December 31, 1994
  Allowance for doubtful accounts....................................           40                  $      24           16
  Allowance for excess and obsolete inventories......................                  $      69                        69
Three months ended March 31, 1995
  Allowance for doubtful accounts....................................           16            32            7           41
  Allowance for excess and obsolete inventories......................           69                         24           45
Year ended March 31, 1996
  Allowance for doubtful accounts....................................           41         1,518          127        1,432
  Allowance for excess and obsolete inventories......................           45         2,009           45        2,009

                               INDEX TO EXHIBITS

  EXHIBIT                                                                                              SEQUENTIAL
  NUMBER                                                                                               PAGE NUMBER
- -----------                                                                                         -----------------
       1     Purchase Agreement, dated            , 1996, among RockShox, Inc., Merrill Lynch,
              Pierce, Fenner & Smith Incorporated, on behalf of the several underwriters, and the selling stockholders named therein.*
       2     Agreement and Plan of Merger, dated            , 1996, between RSx Holdings, Inc. and
              RockShox, Inc.*
       3.1   Amended and Restated Certificate of Incorporation of RockShox, Inc.*
       3.2   Amended and Restated Bylaws of RockShox, Inc.*
       4     Form of Common Stock Certificate of RockShox, Inc.*
       5     Opinion of Skadden, Arps, Slate, Meagher & Flom.*
      10.1   Stock Purchase Agreement, dated March 24, 1995, among Stephen Simons, Debra Simons,
              Paul Turner, RSx Holdings, Inc. and RSx Acquisition, Inc.
      10.2   Management Consulting Agreement, dated as of March 24, 1995, between TJC Management
              Corporation and RSx Holdings, Inc.
      10.3   Purchase Agreement, dated as of March 23, 1995, between RSx Holdings, Inc. and MCIT
              PLC.
      10.4   Subscription and Stockholders Agreement, dated as of March 24, 1995, among RSx
              Holdings, Inc., Stephen Simons, Debra Simons, Paul Turner and other stockholders named therein.
      10.5   Registration Rights Agreement, dated            , 1996, among RockShox, Inc., Stephen
              Simons, Debra Simons, Paul Turner and other stockholders named therein.*
      10.6   RSx Holdings, Inc. 1996 Stock Plan.
      10.7   Employment Agreement, dated as of March 24, 1995, between RSx Holdings, Inc. and
              Stephen Simons.
      10.8   Amended and Restated Employment Agreement, dated            , 1996, between RockShox,
              Inc. and Stephen Simons.*
      10.9   Employment Agreement, dated as of March 24, 1995, between RSx Holdings, Inc. and Paul
              Turner.
      10.10  Amended and Restated Employment Agreement, dated            , 1996, between RockShox,
              Inc. and Paul Turner.*
      10.11  Noncompetition Agreement, dated March 24, 1995, between RSx Holdings, Inc. and
              Stephen Simons.
      10.12  Noncompetition Agreement, dated March 24, 1995, between RSx Holdings, Inc. and Debra
              W. Simons.
      10.13  Noncompetition Agreement, dated March 24, 1995, between RSx Holdings, Inc. and Paul
              Turner.
      10.14  Consultant Agreement, dated as of January 1, 1994, by and between Simons & Susslin,
              Inc. and Stephen Simons.
      10.15  Form of Lease, dated as of May 1, 1994, between Charcot Center Joint Venture and
              RockShox, Inc.
      10.16  Form of First Amendment to Lease, dated as of August 15, 1994, between Charcot Center
              Joint Venture and RockShox, Inc.
      10.17  Lease, dated as of October 1, 1995, between Whitecliffe I Apartments, Ltd. and
              RockShox, Inc.

  EXHIBIT                                                                                              SEQUENTIAL
  NUMBER                                                                                               PAGE NUMBER
- -----------                                                                                         -----------------
      11     Statement regarding computation of net income (loss) per share.*
      21     List of Subsidiaries of RockShox, Inc.
      23.1   Consent of Coopers & Lybrand L.L.P.
      23.2   Consent of Skadden, Arps, Slate, Meagher & Flom (included as part of the opinion submitted as Exhibit 5). *
      24     Power of attorney (see signature page included in Registration Statement).
      27     Financial Data Schedule.

- ------------------------
* To be filed by amendment.